                                                                    Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Bear Stearns Companies Inc.

We have reviewed the accompanying condensed consolidated statement of financial condition of The Bear Stearns Companies Inc. and subsidiaries (the "Company") as of February 29, 2008, and the related condensed consolidated statements of income, comprehensive income and cash flows for the three-month periods ended February 29, 2008 and February 28, 2007. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed consolidated interim financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 17 to the condensed consolidated interim financial statements and Note 23 to the annual consolidated financial statements for the year ended November 30, 2007 (included as Exhibit 99.1 in this Current Report on Form 8-K), certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Notes 1, 17 and 23 to the respective consolidated financial statements.

As discussed in Note 1 to the condensed consolidated interim financial statements, effective December 1, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109."

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of the Company as of November 30, 2007, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders' equity for the year then ended (not presented herein); and in our report dated January 28, 2008 (April 11, 2008 as to Note 23), we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial condition as of November 30, 2007 is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
April 14, 2008

                         THE BEAR STEARNS COMPANIES INC.

                      Condensed Consolidated Statements of
                                     Income

                                                             (Unaudited)
                                                          Three Months Ended
                                                     ---------------------------
                                                     February 29,   February 28,
(in millions, except share and per share data)           2008           2007
--------------------------------------------------------------------------------
REVENUES
   Commissions                                       $        330   $        281
   Principal transactions                                     515          1,342
   Investment banking                                         230            350
   Interest and dividends                                   2,198          2,657
   Asset management and other income                          154            168
                                                     ---------------------------
     Total revenues                                         3,427          4,798
   Interest expense                                         1,948          2,316
                                                     ---------------------------
     Revenues, net of interest expense                      1,479          2,482
                                                     ---------------------------

NON-INTEREST EXPENSES

   Employee compensation and benefits                         754          1,204
   Floor brokerage, exchange and clearance fees                79             56
   Communications and technology                              154            128
   Occupancy                                                   73             57
   Advertising and market development                          40             37
   Professional fees                                          100             72
   Other expenses                                             126             93
                                                     ---------------------------
     Total non-interest expenses                            1,326          1,647
                                                     ---------------------------

   Income before provision for income taxes                   153            835
   Provision for income taxes                                  38            281
                                                     ---------------------------
   Net income                                        $        115   $        554
   Preferred stock dividends                                    5              6
                                                     ---------------------------
   Net income applicable to common shares            $        110   $        548
                                                     ===========================

   Basic earnings per share                          $       0.89   $       4.23
   Diluted earnings per share                        $       0.86   $       3.82
                                                     ===========================


Weighted average common shares outstanding:
      Basic                                           129,128,281    133,094,747
      Diluted                                         138,539,248    149,722,654
                                                     ===========================

     Cash dividends declared per common share        $       0.32   $       0.32
                                                     ===========================

     See Notes to Condensed Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.

                      Condensed Consolidated Statements of
                               Financial Condition

                                                                                                                (Unaudited)
                                                                                                         ---------------------------
                                                                                                         February 29,   November 30,
(in millions, except share data)                                                                             2008           2007
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents                                                                              $  20,786       $  21,406

   Cash and securities deposited with clearing organizations or
     segregated in compliance with federal regulations                                                       14,910          12,890
   Securities received as collateral                                                                         15,371          15,599
   Collateralized agreements:
      Securities purchased under agreements to resell                                                        26,888          27,878
      Securities borrowed                                                                                    87,143          82,245
   Receivables:

     Customers                                                                                               41,990          41,115
     Brokers, dealers and others                                                                             10,854          11,622
     Interest and dividends                                                                                     488             785
   Financial instruments owned, at fair value                                                               118,201         122,518
   Financial instruments owned and pledged as collateral, at fair value                                      22,903          15,724
                                                                                                          --------------------------
   Total financial instruments owned, at fair value                                                         141,104         138,242

   Assets of variable interest entities and mortgage loan special purpose entities                           29,991          33,553

   Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $1,196 and $1,149 as of  February
      29, 2008 and November 30, 2007, respectively                                                              608             605
   Other assets                                                                                               8,862           9,422
                                                                                                          --------------------------
   Total Assets                                                                                           $ 398,995       $ 395,362
                                                                                                          ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY

   Unsecured short-term borrowings (includes $434 and $339 at fair value as of                            $   8,538       $  11,643
         February 29, 2008 and November 30, 2007, respectively)
   Obligation to return securities received as collateral                                                    15,371          15,599
   Collateralized financings:
      Securities sold under agreements to repurchase                                                         98,272         102,373
      Securities loaned                                                                                       4,874           3,935
      Other secured borrowings                                                                                7,778          12,361
   Payables:

     Customers                                                                                               91,632          83,204
     Brokers, dealers and others                                                                              5,642           4,101
     Interest and dividends                                                                                     853           1,301
   Financial instruments sold, but not yet purchased, at fair value                                          51,544          43,807


   Liabilities of variable interest entities and mortgage loan special purpose entities                      26,739           30,605
   Accrued employee compensation and benefits                                                                   360           1,651
   Other liabilities and accrued expenses                                                                     3,743           4,451
   Long-term borrowings (includes $9,018 and $8,500 at fair value as of
         February 29, 2008 and November 30, 2007, respectively)                                              71,753          68,538
                                                                                                          --------------------------
   Total Liabilities                                                                                      $ 387,099       $ 383,569
                                                                                                          ==========================


   Commitments and contingencies (Note 12)

STOCKHOLDERS' EQUITY

   Preferred stock                                                                                              352             352
   Common stock, $1.00 par value; 500,000,000 shares authorized and 184,805,847
      shares issued as of both February 29, 2008 and November 30, 2007                                          185             185
   Paid-in capital                                                                                            5,619           4,986
   Retained earnings                                                                                          9,419           9,441
   Employee stock compensation plans                                                                          2,164           2,478
   Accumulated other comprehensive income (loss)                                                                 25              (8)
   Shares held in RSU trust                                                                                  (2,955)             --
   Treasury stock, at cost:
     Common stock: 39,135,671 and 71,807,227 shares as of February 29, 2008 and
     November 30, 2007, respectively                                                                         (2,913)         (5,641)
                                                                                                          --------------------------
   Total Stockholders' Equity                                                                                11,896          11,793
                                                                                                          --------------------------
   Total Liabilities and Stockholders' Equity                                                             $ 398,995       $ 395,362
                                                                                                          ==========================

See Notes to Condensed Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.

                      Condensed Consolidated Statements of
                                   Cash Flows

                                                                                                           (Unaudited)
                                                                                                        Three Months Ended
                                                                                               -------------------------------------
                                                                                                   February 29,         February 28,
(in millions)                                                                                          2008                 2007
------------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                   $            115    $            554
  Adjustments to reconcile net income to cash used in operating activities:
      Non-cash items included in net income:

     Depreciation and amortization                                                                           53                  42
     Employee stock compensation plans                                                                       89                  13
  Changes in operating assets and liabilities:

     Cash and securities deposited with clearing organizations or segregated
         in compliance with federal regulations                                                          (2,020)               (322)
     Securities borrowed, securities loaned, net                                                         (3,959)             (2,795)
     Receivables from customers                                                                            (875)             (3,048)
     Receivables from brokers, dealers and others                                                           768              (1,188)
     Financial instruments owned, at fair value                                                            (830)            (22,958)
     Other assets                                                                                           908              (1,791)
     Securities sold under agreements to repurchase, securities purchased under
         agreements to resell, net                                                                       (3,111)             20,409
     Payables to customers                                                                                8,428               4,904
     Payables to brokers, dealers and others                                                              1,541                (305)
     Financial instruments sold, but not yet purchased, at fair value                                     7,803                 (54)
     Accrued employee compensation and benefits                                                          (1,291)             (1,144)
     Other liabilities and accrued expenses                                                              (1,251)              1,525
                                                                                               -------------------------------------
           Cash provided by (used in) operating activities                                                6,368              (6,158)
                                                                                               -------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property, equipment and leasehold improvements, net                                       (51)                (67)
                                                                                               -------------------------------------
           Cash used in investing activities                                                                (51)                (67)
                                                                                               -------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Payments for/proceeds from unsecured short-term borrowings, net                                     (3,105)              4,924
     Payments for other secured borrowings, net                                                          (4,583)             (1,757)
     Proceeds from issuance of long-term borrowings                                                       4,396               8,082
     Payments for retirement/repurchase of long-term borrowings                                          (3,536)             (3,554)
     Payments for/proceeds from issuances of derivatives with a financing
         element, net                                                                                       (66)                 76
     Issuance of common stock                                                                                25                  62
     Cash retained resulting from tax deductibility under share-based payment
         arrangements                                                                                        45                 205
     Treasury stock purchases - common stock                                                                (70)               (473)
     Cash dividends paid                                                                                    (43)                (44)
                                                                                               -------------------------------------
           Cash (used in) provided by financing activities                                               (6,937)              7,521
                                                                                               -------------------------------------
        Net (decrease) increase in cash and cash equivalents                                               (620)              1,296
     Cash and cash equivalents, beginning of year                                                        21,406               4,595
                                                                                               -------------------------------------
     Cash and cash equivalents, end of period                                                  $         20,786    $          5,891
                                                                                               =====================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

      Cash payments for interest were $2.32 billion and $2.51 billion during the three months ended February 29, 2008 and February 28, 2007, respectively. Cash payments for income taxes, net of an approximate $325 million refund of November 30, 2007 estimated Federal taxes, was ($294.0) million for the three months ended February 29, 2008 and cash payments for income taxes, net of refunds, was $108.8 million for the three months ended February 28, 2007. Cash payments for income taxes, net of an approximate $325 million refund of November 30, 2007 estimated Federal taxes, would have been ($249.0) million for the three months ended February 29, 2008 if increases in the value of equity instruments issued under share-based payment arrangements had not been deductible in determining taxable income. Cash payments for income taxes, net of refunds, would have been $313.9 million for the three months ended February 28, 2007 if increases in the value of equity instruments issued under share-based payment arrangements had not been deductible in determining taxable income.

     See Notes to Condensed Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.

                      Condensed Consolidated Statements of
                              Comprehensive Income


                                                            (Unaudited)
                                                         Three months ended
                                                    ----------------------------
                                                     February 29,   February 28,
(in millions)                                          2008             2007
--------------------------------------------------------------------------------

Net Income                                          $        115    $        554
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustment                     (2)           --
  Net gains on cash flow hedges                               35            --
--------------------------------------------------------------------------------

Comprehensive income                                $        148    $        554
================================================================================

See Notes to Condensed Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of Business

      The Bear Stearns Companies Inc. (the "Company") is a holding company that, through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is primarily engaged in business as a securities broker-dealer operating in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. Capital Markets is comprised of the institutional equities, fixed income and investment banking areas. Global Clearing Services provides clearance-related services for prime brokerage clients and clearance on a fully disclosed basis for introducing broker-dealers. Wealth Management is comprised of the private client services ("PCS") and asset management areas. See Note 15, "Segment Data," in the Notes to Condensed Consolidated Financial Statements for a complete description of the Company's principal segments. The Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited; Bear Stearns Bank & Trust Company (formerly known as Custodial Trust Company); Bear Stearns Financial Products Inc. ("BSFP"); Bear Stearns Capital Markets Inc.; Bear Stearns Credit Products Inc.; Bear Stearns Forex Inc. ("BS Forex"); EMC Mortgage Corporation; Bear Stearns Commercial Mortgage, Inc.; Bear Stearns Investment Products Inc.; and Bear Energy L.P.

      Subsequent Events

      The Company experienced a significant liquidity crisis during the end of the week of March 10, 2008 that seriously jeopardized its financial viability and which raises substantial doubt about its ability to continue as a going concern. As a result, on March 16, 2008, the Company and JPMorgan Chase & Co. ("JPMorgan Chase") entered into an agreement and plan of merger, and on March 24, 2008, entered into an amendment to the agreement and plan of merger (as amended the "Merger Agreement'). Pursuant to the Merger Agreement each share of the Company's common stock outstanding immediately prior to the merger will be exchanged for 0.21753 shares of JPMorgan Chase common stock. A summary of the Merger Agreement, related transaction documents and the accounting implications are described in more detail in the Transaction Documents and Accounting Implications sections of Note 17, "Subsequent Events," of Notes to Condensed Consolidated Financial Statements.

      In connection with the entry into the amendment to the Merger Agreement, the Company and JPMorgan Chase entered into a share exchange agreement under which JPMorgan Chase will purchase 95 million newly issued shares of the Company's common stock, or 39.5% of the outstanding common stock of the Company after giving effect to the issuance, in exchange for the issuance of 20,665,350 shares of JPMorgan Chase common stock to the Company and the entry by JPMorgan Chase into an amended and restated guaranty agreement and the guaranty agreement with the Federal Reserve Bank of New York ("New York Fed"). The share exchange was completed on April 8, 2008.

      Concurrent with the closing of the merger, the New York Fed will take, through a limited liability company formed for this purpose, control of a portfolio of $30 billion in assets of the Company based on the value of the portfolio as of March 14, 2008. The assets will be funded by a $29 billion, 10-year term note from the New York Fed, and a $1 billion, 10-year subordinated note from JPMorgan Chase. The JPMorgan Chase note is subordinated to the New York Fed loan and will bear the first $1 billion of any losses associated with the assets. Any funds remaining after payment of the New York Fed loan, the JPMorgan Chase note and other expenses of the limited liability company, will be paid to the New York Fed.

      Since the liquidity crisis and the announcement of the merger, the Company has experienced substantial deterioration of its earnings capacity. The closing of the merger is expected to occur by June 30, 2008. The Company believes that the termination of the JPMorgan Chase guaranties prior to consummation of the merger or the parties' failure to consummate the merger could seriously jeopardize the Company's financial viability. In addition, absent the Guaranty, the Company could face the increased risk of rapid loss of customers and counterparties. The lack of liquidity and the loss of customers and counterparties would materially adversely affect the Company's financial stability and its viability as a going concern. Accordingly, the Company could be forced to file for bankruptcy protection and need to liquidate. The accompanying Condensed Consolidated Financial

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Statements do not reflect any adjustments that might result if the Company were unable to continue as a going concern.

      Basis of Presentation

      The Condensed Consolidated Financial Statements include the accounts of the Company, its wholly owned subsidiaries and other entities in which the Company has a controlling financial interest. All material intercompany transactions and balances have been eliminated in consolidation.

      The Company determines whether it has a controlling financial interest in an entity by evaluating whether an entity is a voting interest entity, a variable interest entity ("VIE") or a qualifying special purpose entity ("QSPE") under generally accepted accounting principles.

      Voting interest entities are consolidated in accordance with Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," as amended. ARB No. 51 states that the usual condition for a controlling financial interest in an entity is ownership of a majority voting interest. Accordingly, the Company consolidates voting interest entities in which it has a majority voting interest. VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE occurs when an entity has a variable interest that will absorb a majority of the VIEs expected losses, receive a majority of the VIEs residual returns, or both. The entity with the controlling financial interest, known as the primary beneficiary, consolidates the VIE. In accordance with Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46 (R), "Consolidation of Variable Interest Entities (revised December 2003)--an interpretation of Accounting Research Bulletin ("ARB") No. 51" ("FIN No. 46 (R)"), the Company consolidates any variable interest entities for which it is the primary beneficiary. The assets and related liabilities of such variable interest entities have been shown in the Condensed Consolidated Statements of Financial Condition in the captions "Assets of variable interest entities and mortgage loan special purpose entities" and "Liabilities of variable interest entities and mortgage loan special purpose entities." See Note 5, "Variable Interest Entities and Mortgage Loan Special Purpose Entities," in the Notes to Condensed Consolidated Financial Statements. QSPEs are passive entities that are commonly used in securitization transactions. Statement of Financial Accounting Standards ("SFAS") No. 140, "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," sets forth the criteria an entity must satisfy to be a QSPE. In accordance with SFAS No. 140, the Company does not consolidate QSPEs.

      When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity's operating and financial decisions (generally defined as owning a voting or economic interest of 20% to 50%), the Company applies the equity method of accounting.

      The Company follows Emerging Issues Task Force ("EITF") Issue No. 04-5 "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." The EITF consensus requires a general partner in a limited partnership to consolidate the limited partnership unless the presumption of control is overcome. The general partner may overcome this presumption of control and not consolidate the entity if the limited partners have: (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without having to show cause; or (b) substantive participating rights in managing the partnership.

      The Condensed Consolidated Statement of Financial Condition as of February 29, 2008, the Condensed Consolidated Statements of Income, Cash Flows, and Comprehensive Income for the three months ended February 29, 2008 and February 28, 2007 are unaudited. The Condensed Consolidated Statement of Financial Condition at November 30, 2007 and related information were derived from the audited consolidated financial statements included in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission ("SEC") on April 11, 2008 (the "Form 8-K").

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      The Condensed Consolidated Financial Statements are prepared in accordance with the rules and regulations of the SEC with respect to the Quarterly Report on Form 10-Q and reflect all adjustments which, in the opinion of management, are normal and recurring, and which are necessary for a fair statement of the results for the interim periods presented. In accordance with such rules and regulations, certain disclosures that are normally included in annual financial statements have been omitted. These Condensed Consolidated Financial Statements should be read together with the Form 8-K.

      The Condensed Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions, including those regarding fair value measurements, stock-based compensation, certain accrued liabilities, the potential outcome of litigation and tax matters, and the realizability of deferred tax assets, which may affect the amounts reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from these estimates. The nature of the Company's business is such that the results of any interim period may not be indicative of the results to be expected for an entire fiscal year.

      Revenue Recognition Policies

      Principal Transactions

      Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded at fair value with the resulting net unrealized gains and losses reflected in "Principal transactions" revenues in the Condensed Consolidated Statements of Income.

      Investment Banking and Advisory Services

      Underwriting revenues and fees for mergers and acquisitions advisory services are accrued when services for the transactions are substantially completed. Transaction expenses are deferred until the related revenue is recognized. Investment banking and advisory services revenues are presented net of transaction-related expenses.

      Mortgage Servicing Fees and Advances

      Contractual servicing fees, late fees and other ancillary servicing fees earned for servicing mortgage loans are reflected in "Investment banking" revenues in the Condensed Consolidated Statements of Income. Contractual servicing fees are recognized when earned based on the terms of the servicing agreement. All other fees are recognized when received. In the normal course of its business, the Company makes principal, interest and other servicing advances to external investors on mortgage loans serviced for these investors. Such advances are generally recoverable from the mortgagors, related securitization trusts or from the proceeds received from the sales of the underlying properties. A charge to earnings is recognized to the extent that servicing advances are estimated to be uncollectible under the provisions of the servicing contracts.

      Commissions

      Commission revenues primarily include fees from executing and clearing client transactions on stock, options and futures markets worldwide. These fees are recognized on a trade date basis. The Company records its share of the commission under certain clearing agreements where the Company is acting as agent for another broker, in accordance with EITF Statement No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent."

      Asset Management and Other Income

      The Company receives advisory fees for investment management. In addition, the Company receives performance incentive fees for managing certain funds. Advisory fees are recognized over the period of advisory service. Unearned advisory fees are treated as deferred revenues and are included in "Other liabilities" in the accompanying Condensed Consolidated Statements of Financial Condition. Performance incentive fees are accrued throughout the year based on a fund's performance to date against specified performance targets.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Energy Trading

      Energy trading revenues are reported, net of certain direct costs, in "Principal transactions" revenues on the Condensed Consolidated Statements of Income. Energy trading assets and liabilities that are derivatives are reported at fair value with the corresponding changes recognized in income. Non-derivative contracts are accounted for on an accrual basis and recognized in income when the energy is delivered. See Note 16, "Asset Acquisition" for a further discussion on the assets acquired from the Williams Power Company, Inc.

      Financial Instruments

      The Company follows SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. Additionally, SFAS No. 157 disallows the use of block discounts on positions traded in an active market as well as nullifies certain guidance in EITF No. 02-3 regarding the recognition of inception gains on certain derivative transactions. See Note 2, "Financial Instruments" of Notes to Condensed Consolidated Financial Statements for a complete discussion of SFAS No. 157.

      Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded on a trade-date basis at fair value.

      Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models consider time value, yield curve and volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other measurements.

      Equity interests and securities acquired as a result of private equity and merchant banking activities are reflected in the Condensed Consolidated Financial Statements at fair value, which is often represented at initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. This represents the Company's best estimate of exit price as defined by SFAS No. 157. Generally, the carrying values of these securities will be increased based on company performance and in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made when the Company's estimate of fair value has declined below the carrying value.

      In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115," which provides a fair value option election that permits entities to irrevocably elect to measure financial assets and liabilities (except for those that are specifically scoped out of the Statement) at fair value as the initial and subsequent measurement attribute, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.

      Effective December 1, 2007, the Company adopted SFAS No. 159 and elected to apply the fair value option to liabilities of variable interest entities and mortgage loan special purpose entities. The primary reason for electing the fair value option is to simplify the accounting requirements. The Company did not have a transition adjustment upon the adoption of this Statement.

      Derivative Instruments and Hedging Activities

      The Company follows SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      contracts or securities, and hedging activities. Accordingly, all derivatives, whether stand-alone or embedded within other contracts or securities, are carried in the Company's Condensed Consolidated Statements of Financial Condition at fair value, with changes in fair value recorded in "Principal transactions" revenues. Designated hedged items in fair value hedging relationships are marked for the risk being hedged, with such changes also recorded in "Principal transactions" revenues. Derivatives designated as cash flow hedges are carried at fair value. The effective portion of the change in fair value on a derivative designated as a cash flow hedge is reported in "Accumulated other comprehensive income (loss)." The ineffective portion is reported in "Principal transactions" revenues in the Condensed Consolidated Statements of Income. Amounts that are reported in "Accumulated other comprehensive income
      (loss)" are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

      The Company follows SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140." SFAS No. 155 permits companies to elect on an instrument-by-instrument basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. As permitted, on December 1, 2006, the Company elected to apply a fair value measurement to all existing hybrid financial instruments that met the SFAS No. 155 definition. The Company also elected the fair value measurement for certain qualifying hybrid financial instruments issued on or after December 1, 2006. The Company's reason for electing to carry these instruments on a fair value basis was to enable the Company to more efficiently hedge these instruments and to simplify the accounting process. Changes in fair value are reflected in "Principal transactions" revenues in the Condensed Consolidated Statements of Income.

      The Company follows FIN No. 39, "Offsetting Amounts Related to Certain Contracts," and offsets assets and liabilities in the Condensed Consolidated Statements of Financial Condition provided that the legal right of offset exists under a master netting agreement. This includes the offsetting of payables or receivables relating to the fair value of cash collateral received or paid associated with its derivative inventory, on a counterparty by counterparty basis.

      In April 2007, the FASB issued Staff Position ("FSP") FIN No. 39-1, "Amendment of FASB Interpretation No. 39." FSP FIN No. 39-1 defines "right of setoff" and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the Condensed Consolidated Statement of Financial Condition. In addition, this FSP permits offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments. The provisions of this FSP are consistent with the Company's current accounting practice. The Company adopted the provisions of FSP FIN No. 39-1 on December 1, 2007. The adoption of FSP FIN No. 39-1 did not impact the condensed consolidated financial statements of the Company.

      Customer Transactions

      Customer securities transactions are recorded on the Condensed Consolidated Statements of Financial Condition on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis. Receivables from and payables to customers include amounts related to both cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are generally not reflected in the Condensed Consolidated Statements of Financial Condition.

      Mortgage Servicing Rights

      Mortgage servicing rights ("MSRs") are included in "Other assets" on the Condensed Consolidated Statements of Financial Condition. The Company follows SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140," and measures servicing assets at fair value. The fair value of MSRs is determined by using market-based models that discount anticipated future net cash flows considering loan

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      prepayment predictions, interest rates, default rates, servicing costs, current market data and other economic factors. Changes in the fair value of MSRs are recorded in "Principal transactions" revenues in the Condensed Consolidated Statements of Income.

      Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

      The Company follows SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets and collateral. SFAS No. 140 establishes accounting and reporting standards with a financial-components approach that focuses on control. Under this approach, financial assets or liabilities are recognized when control is established and derecognized when control has been surrendered or the liability has been extinguished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership; (2) the transferee is a QSPE or has the right to pledge or exchange the assets received; and
      (3) the transferor has not maintained effective control over the transferred assets. The Company derecognizes financial assets transferred in securitizations provided that such transfer meets all of these criteria.

      Mortgage securitization transactions, net of certain direct costs, are recorded in "Principal transactions" revenues in the Condensed Consolidated Statements of Income.

      Collateralized Securities Transactions

      Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. Resulting interest income and expense is generally included in "Principal transactions" revenues in the Condensed Consolidated Statements of Income. Reverse repurchase agreements and repurchase agreements are presented in the Condensed Consolidated Statements of Financial Condition on a net-by-counterparty basis, where permitted by generally accepted accounting principles. It is the Company's general policy to take possession of securities or loans with a market value in excess of the principal amount loaned plus the accrued interest thereon, in order to collateralize reverse repurchase agreements. Similarly, the Company is generally required to provide securities or loans to counterparties to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned. It is the Company's policy to value collateral and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

      Securities borrowed and securities loaned are recorded based upon the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned, with excess collateral retrieved or additional collateral obtained, when deemed appropriate.

      Fixed Assets

      Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

      Goodwill and Identifiable Intangible Assets

      The Company accounts for goodwill and identifiable intangible assets under the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with this guidance, the Company does not amortize goodwill, but amortizes identifiable intangible assets over their useful lives. Goodwill is tested at least annually for impairment and identifiable intangible assets are tested for potential impairment whenever events or changes in

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      circumstances suggest that the carrying value of an asset or asset group may not be fully recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 17, "Subsequent Events," of Notes to the Condensed Consolidated Financial Statements for further discussion.

      Earnings Per Share

      Earnings per share ("EPS") is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is computed by dividing net income applicable to common shares, adjusted for costs related to vested shares under the Capital Accumulation Plan for Senior Managing Directors, as amended and restated ("CAP Plan"), as well as the effect of the redemption of preferred stock, by the weighted average number of common shares outstanding. Common shares outstanding includes vested units issued under certain stock compensation plans, which will be distributed as shares of common stock. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares related to stock compensation plans.

      Stock-Based Compensation

      The Company follows SFAS No. 123 (R), "Share-Based Payment," to account for its stock-based compensation plans. SFAS No. 123 (R) is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95, "Statement of Cash Flows." SFAS No. 123 (R) eliminated the ability to account for share-based compensation transactions using APB No. 25, and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method.

      Cash Equivalents

      The Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less that are not part of the Company's trading inventory.

      Income Taxes

      In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of FIN No. 48 in the first quarter of 2008. See Note 13, "Income Taxes," of the Notes to Condensed Consolidated Financial Statements for a further discussion.

      The Company and certain of its subsidiaries file a U.S. consolidated federal income tax return. The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are based on the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined by the enacted tax rates and laws expected to be in effect when the related temporary differences are expected to be reversed.

      Translation of Foreign Currencies

      Assets and liabilities denominated in foreign currencies are translated at period end rates of exchange, while income statement items are translated at daily average rates of exchange during the fiscal period. Gains or losses on translation of the financial statements of foreign subsidiaries from their respective functional currency to the U.S. dollar are included, net of tax, on the Condensed Consolidated Statements of Comprehensive Income. Gains or losses resulting from foreign currency transactions are included in current earnings.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Accounting and Reporting Developments

      In March 2008, the FASB issued Statement No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133." The Statement requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities. It requires companies to better convey the purpose of derivative use in terms of the risks that such company is intending to manage. Disclosures about
      (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows are required. This Statement retains the same scope as SFAS No. 133 and is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently assessing implementation plans and does not expect the adoption of SFAS No. 161 to have a material impact, if any, on the Condensed Consolidated Financial Statements.

      In February 2008, the FASB issued a FASB Staff Position ("FSP") on Accounting for Transfers of Financial Assets and Repurchase Financing Transactions "FSP FAS 140-3." This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one "linked" transaction. The FSP includes a "rebuttable presumption" that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. The Company is currently evaluating the impact, if any, the adoption of this interpretation will have on the Company's Condensed Consolidated Financial Statements.

      In December 2007, the FASB issued Statement No. 141R, "Business Combinations (a revision of Statement No. 141)." This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. Additionally, SFAS No. 141R changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. Additionally, contractual contingencies and contingent consideration shall be measured at fair value at the acquisition date. This Statement is effective on a prospective basis to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of this Statement will have on the Condensed Consolidated Financial Statements of the Company.

      In December 2007, the FASB issued Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51". This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. This Statement is effective for interim periods beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of this Statement will have on the Condensed Consolidated Financial Statements of the Company.

      In June 2007, the EITF issued EITF Issue No. 06-11 "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." This issue requires that the tax benefits related to dividend equivalents paid on restricted stock units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 is effective prospectively to the income tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact, if any, the adoption of this issue may have on the Company's Condensed Consolidated Financial Statements and does not expect that the adoption of this issue will have a material impact on the Condensed Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      In December 2007, the American Securitization Forum published a Streamlined Foreclosure and Loss Avoidance Framework (ASF Framework) to enable mortgage servicers to streamline their loss avoidance and loan modification practices. The framework is an industry-developed, recommended methodology that servicers of securitized subprime ARMS held in QSPEs can use to fulfill their existing obligations to service those loans in a faster and more efficient manner while maximizing recoveries for the benefit of securitization investors. The ASF Framework applies to all first lien subprime residential ARMs that have an initial fixed rate period of 36 months or less that were originated between January 1, 2005 and July 31, 2007, and that have an initial interest rate reset between January 1, 2008 and July 31, 2010.

      Under the ASF Framework, the covered loans are divided into three segments:

      Segment 1 - includes current loans where the borrower is likely to be able to refinance into any available mortgage product, including FHA, FHA Secure or readily available mortgage industry products;

      Segment 2 - includes current loans where the borrower is unlikely to be able to refinance into any readily available mortgage industry product; and

      Segment 3 - includes loans where the borrower is not current as defined above, demonstrating difficulty meeting the introductory rate.

      The methodology prescribed in the ASF Framework applies to those loans in Segment 2, in advance of the initial reset date. Those loans would be eligible for a "fast track" loan modification under which the interest rate would be kept at the existing rate, generally for five years following the upcoming reset. The ASF Framework provides a methodology which complies with relevant tax regulations and off-balance-sheet accounting standards for QSPEs. Moreover, the SEC's Office of Chief Accountant has concluded that it will not object to continued status as a QSPE if Segment 2 subprime ARM loans are modified pursuant to the specific screening criteria in the ASF Framework. The Company adopted the ASF screening criteria in the first quarter of 2008, and believes that the modification of loans in accordance with the ASF Framework does not impact the off-balance-sheet accounting treatment of QSPEs that hold subprime ARM loans.

      While a uniform definition of subprime mortgages does not exist in the marketplace, the Company defines subprime primarily as loans issued to higher risk borrowers who do not qualify for the best market interest rates because of their deficient credit history. Although FICO credit scores and prior mortgage or rent payment histories are the main drivers of a subprime designation, subprime also includes borrowers that have had a recent foreclosure or bankruptcy. Other considerations include borrower's reserve funds, residual household income and debt to income ratio. The Company has not yet modified a significant percentage of loans using the ASF Framework; accordingly, the impact to the Company's retained interest has been immaterial.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


2.    FINANCIAL INSTRUMENTS

      Financial instruments owned and financial instruments sold, but not yet purchased, consisting of the Company's proprietary trading inventories, at fair value, were as follows:


                                                      February 29,  November 30,
      (in millions)                                      2008           2007
      -------------------------------------------------------------------------

      FINANCIAL INSTRUMENTS OWNED, AT FAIR VALUE:
      U.S. government and agency                      $   21,310       $  12,920
      Other sovereign governments                          2,394             672
      Corporate equity and convertible debt               26,975          32,454
      Corporate debt and other                            23,511          26,330
      Mortgages, mortgage- and asset-backed               38,186          46,141
      Derivative financial instruments                    28,728          19,725
      --------------------------------------------------------------------------
                                                      $  141,104       $ 138,242
      ==========================================================================

      FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED,
      AT FAIR VALUE:
      U.S. government and agency                      $    9,718       $   4,563
      Other sovereign governments                          1,189           2,473
      Corporate equity and convertible debt               18,700          18,843
      Corporate debt and other                             5,079           4,373
      Mortgages, mortgage- and asset-backed                  348              63
      Derivative financial instruments                    16,510          13,492
      --------------------------------------------------------------------------
                                                      $   51,544       $  43,807
      ==========================================================================

      As of February 29, 2008 and November 30, 2007, all financial instruments owned that were pledged to counterparties where the counterparty has the right, by contract or custom, to rehypothecate those securities are classified as "Financial instruments owned and pledged as collateral, at fair value" in the Condensed Consolidated Statements of Financial Condition.

      Financial instruments sold, but not yet purchased, at fair value represent obligations of the Company to purchase the specified financial instrument at the then current market price. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to repurchase such securities may exceed the amount recognized in the Condensed Consolidated Statements of Financial Condition.

      Concentration Risk

      The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer (including governments), issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including underwritings, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. At February 29, 2008 and November 30, 2007, the Company's most significant concentrations were related to United States government securities, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation agency-backed securities, which are included in the U.S. government and agency and Mortgages, mortgage-and asset-backed inventory captions above. In addition, a substantial portion of the collateral held by the Company for reverse repurchase agreements consists of securities issued by the U.S. government and agencies.

      Fair Value Measurements

      The Company follows SFAS No. 157, "Fair Value Measurements." SFAS No. 157 applies to all financial instruments that are measured and reported on a fair value basis. This includes those items currently reported in "Financial instruments owned, at fair value" and "Financial instruments sold, but not yet purchased, at fair value" on

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      the Condensed Consolidated Statements of Financial Condition as well as financial instruments reported in "Other assets" and "Other liabilities" captions that are reported at fair value below.

      As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

      Level 1: Quoted market prices in active markets for identical assets or liabilities.
      Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
      Level 3: Unobservable inputs that are not corroborated by market data.

      Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded derivatives and listed equities. This category also includes financial instruments that are valued using alternative approaches but for which the Company typically receives independent external valuation information including U.S. Treasuries, other U.S. Government and agency securities, and certain cash instruments such as money market funds and certificates of deposit.

      Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category include sovereign debt, certain corporate equities, corporate debt, certain U.S. agency and non-agency mortgage-backed securities and non-exchange-traded derivatives such as interest rate swaps.

      Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are generally less readily observable. Included in this category are distressed debt, non-performing mortgage-related assets, certain performing residential and commercial mortgage loans, certain mortgage- and asset-backed securities and residual interests, Chapter 13 and other credit card receivables from individuals, and complex derivative structures including long-dated equity derivatives.

      In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to SFAS No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Fair Value Measurements on a Recurring Basis as of February 29, 2008:

                                                                                                                     Balance as of
                                                                                                         Impact of    February 29,
      (in millions)                                          Level 1        Level 2        Level 3        Netting        2008
      ------------------------------------------------------------------------------------------------------------------------------

      Financial Instruments Owned, at fair
      value

        U.S. government and agency                         $     5,857    $    15,453    $      --      $      --     $    21,310
        Other sovereign governments                               --            2,394           --             --           2,394
        Corporate equity and convertible debt                   19,798          6,830            347           --          26,975
        Corporate debt and other                                    14         18,373          5,124           --          23,511
        Mortgages, mortgage- and asset-backed                     --           15,966         22,220           --          38,186
      -----------------------------------------------------------------------------------------------------------------------------
        Total Non Derivative Trading Assets                     25,669         59,016         27,691           --         112,376

        Derivative financial instruments (1)                       202        272,356          6,276       (250,106 )      28,728
      -----------------------------------------------------------------------------------------------------------------------------
        Total Financial Instruments
        Owned, at fair value                                    25,871        331,372         33,967       (250,106 )     141,104
      -----------------------------------------------------------------------------------------------------------------------------
      Other Assets(2)                                              391          1,607          3,383           --           5,381
      -----------------------------------------------------------------------------------------------------------------------------
      Total Assets at fair value                           $    26,262    $   332,979    $    37,350    $  (250,106 ) $   146,485
      =============================================================================================================================
                                                                                                                     Balance as of
                                                                                                         Impact of    February 29,
      (in millions)                                          Level 1        Level 2        Level 3        Netting        2008
      ------------------------------------------------------------------------------------------------------------------------------
      Financial Instruments Sold But Not Yet
      Purchased, at fair value

        U.S. government and agency                         $    (9,718)   $      --      $      --      $      --     $    (9,718)
        Other sovereign governments                               --           (1,189)          --             --          (1,189)
        Corporate equity and convertible debt                  (16,554)        (2,145)            (1)          --         (18,700)
        Corporate debt and other                                  --           (5,053)           (26)          --          (5,079)
        Mortgages, mortgage- and asset-backed                     --             (348)          --             --            (348)
      ------------------------------------------------------------------------------------------------------------------------------
        Total Non Derivative Trading                           (26,272)        (8,735)           (27)          --         (35,034)
        Liabilities

        Derivative financial instruments (1)                      (185)      (254,426)        (5,096)       243,197       (16,510)
      ------------------------------------------------------------------------------------------------------------------------------
        Total Financial Instruments Sold But                   (26,457)      (263,161)        (5,123)       243,197       (51,544)
        Not Yet Purchased, at fair value
      ------------------------------------------------------------------------------------------------------------------------------
      Other Liabilities(3)                                         (82)        (7,715)        (1,739)          --          (9,536)
      ------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities at fair value                      $   (26,539)   $  (270,876)   $    (6,862)   $   243,197   $   (61,080)
      ==============================================================================================================================


(1)   The derivatives trading inventory balances are reported on a gross basis by level with a corresponding adjustment for netting.

      (2) Other assets includes certain items such as alternative investments, mortgage servicing rights, net assets of variable interest entities and mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140.

      (3) Other liabilities are primarily comprised of certain hybrid debt issuances accounted for at fair value as elected in accordance with SFAS No. 155.

      As stated above SFAS No. 157 applies to all financial assets and liabilities that are reported on a fair value basis. These valuations are adjusted for various factors including credit risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. SFAS No. 157 states that the fair value measurement of a liability must reflect the nonperformance risk of the entity. Therefore, the impact of credit standing as well as any potential credit enhancements (e.g. collateral) has been factored into the fair value measurement of both financial assets and liabilities.

      The non-derivative trading inventory category includes securities such as U.S. Government and agency, other sovereign governments, corporate equities, convertible debt, corporate debt, mortgages, mortgage- and asset-backed, as well as certain other items. They are reported in "Financial instruments owned, at fair value" and "Financial instruments sold, but not yet purchased, at fair value" on the Condensed Consolidated Statements of Financial Condition. The derivatives trading inventory balances in the table above are reported on a gross basis by level with a netting adjustment presented separately in the "Impact of Netting" column. The Company often enters into different types of derivative contracts with a single counterparty and these contracts are covered under one ISDA master

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      netting agreement. The fair value of the individual derivative contracts are reported gross in their respective levels based on the fair value hierarchy.

      Other assets and other liabilities represent those financial assets and liabilities that the Company carries at fair value but are not included in "Financial instruments owned, at fair value" and "Financial instruments sold, but not yet purchased, at fair value" captions. Other assets includes certain items such as alternative investments, mortgage servicing rights, net assets of VIEs and mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140. Other liabilities is primarily comprised of certain hybrid debt issuances accounted for at fair value as elected in accordance with SFAS No. 155.

      The following tables provide a reconciliation of the beginning and ending balances for the major classes of assets and liabilities measured at fair value using significant unobservable inputs (Level 3):

      Level 3 Financial Assets and Liabilities
      Three months ended February 29, 2008

                                                                                                                       Changes in
                                                                                                                       Unrealized
                                                                                                                      Gains/(Losses)
                                                                                                         Ending        relating to
                                            Beginning     Total Gains/    Purchases,                     Balance       Assets and
                                          Balance as of     (Losses)      Issuances,     Transfers        as of        Liabilities
                                           December 1,   (Realized and    Sales and      In/Out of       February      held at the
      (in millions)                            2007       Unrealized)    Settlements      Level 3        29, 2008     reporting date
      ------------------------------------------------------------------------------------------------------------------------------


      Non-Derivative Trading Assets       $    22,080    $     (1,435)   $       118    $      6,928    $    27,691    $     (1,527)
      Non Derivative Trading Liabilities  $       (58)   $         (6)   $        23    $         14    $       (27)   $         11
      Derivative Trading Inventory (Net)  $      (589)   $        763    $       290    $        716    $     1,180    $        812
      Other Assets                        $     3,758    $       (369)   $      (165)   $        159    $     3,383    $       (375)
      Other Liabilities                   $    (1,254)   $        142    $       (47)   $       (580)   $    (1,739)   $        166
      ------------------------------------------------------------------------------------------------------------------------------


Non-Derivative Trading Assets and Liabilities

      Realized and unrealized gains and losses on Level 3 assets and liabilities are primarily reported in "Principal transactions" revenues in the Condensed Consolidated Statements of Income. The Level 3 non-derivative trading assets reflect an unrealized loss related to the mortgage related inventory write-downs incurred during the first quarter of 2008. The Company manages its exposure on a portfolio basis and regularly engages in offsetting strategies in which financial instruments from one fair value hierarchy level are used to economically offset the risk of financial instruments in the same or different levels. Therefore, realized and unrealized gains and losses reported as Level 3 may be offset by gains or losses attributable to assets or liabilities classified in Level 1 or Level 2.

      Derivative Trading Inventory (Net)

      The net derivative trading inventory resulted in a gain for the first quarter of 2008. This gain was primarily driven by changes in interest rates and credit spreads related to the Company's interest rate and credit derivative products.

      Transfers

      The Company reviews the fair value hierarchy classifications on a monthly basis. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in/out of Level 3 at fair value in the month in which the changes occur.

      During the 2008 quarter, there were approximately $6.9 billion of non-derivative trading assets transferred from level 2 to level 3. These transfers were primarily related to mortgages and mortgage-backed securities. The largest

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      contributors to the transfers were performing residential mortgages and investment-grade mortgage-backed securities. Additionally, during the 2008 quarter, there were approximately $700 million of net derivative trading assets which transferred from level 2 to level 3. These transfers were primarily related to mortgage-related credit default swaps.

      These transfers were driven by the continued market and liquidity deterioration in the mortgage markets.

      Fair Value Option

      SFAS No. 159 provides a fair value option election that permits entities to irrevocably elect to measure financial assets and liabilities (except for those that are specifically scoped out of the Statement) at fair value as the initial and subsequent measurement attribute, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.

      Effective December 1, 2007, the Company adopted SFAS No. 159 and elected to apply the fair value option to liabilities of variable interest entities and mortgage loan special purpose entities. Incorporated in the SFAS No. 159 guidance are specific disclosure requirements related to the hybrid financial instruments elected under SFAS No. 155.

      In accordance with SFAS No. 155, the Company measures certain hybrid financial instruments at fair value. These hybrid financial instruments are recorded in "Long-term borrowings" and "Unsecured short-term borrowings" in the Condensed Consolidated Statements of Financial Condition. Changes in the fair value of these hybrid financial instruments, including interest, are reflected in "Principal transactions" revenues in the Condensed Consolidated Statements of Income. Gains (losses) related to changes in the fair value of these hybrid financial instruments classified as Long term borrowings amounted to $639 million and $337 million for the three months ended February 29, 2008 and February 28, 2007 respectively, of which $305 million and $35 million were attributable to the widening of the Company's credit spreads and were derived from the Company's bond market spreads during the respective periods. Gains (losses) related to changes in the fair value of these hybrid financial instruments classified as Unsecured short-term borrowings were not material for the three months ended February 29, 2008 and February 28, 2007. As of February 29, 2008 and November 30, 2007, the aggregate principal balance classified as Long term borrowings, exceeded the aggregate fair value by $1.8 billion and $547 million, respectively. As of February 29, 2008 and November 30, 2007, the aggregate principal balance classified as Unsecured short-term borrowings, exceeded the aggregate fair value by approximately $224 million and $203 million, respectively. As a result of the events described in Note 17, "Subsequent Events" of Notes to the Condensed Consolidated Financial Statements, approximately $372 million in losses were recognized during the month ended March 31, 2008, due to tightening of the Company's credit spreads.

3.    DERIVATIVES AND HEDGING ACTIVITIES

      The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments for proprietary trading and to manage its exposure to market and credit risk. These risks include interest rate, exchange rate, equity price, and commodity price risk. Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., Standard & Poor's 500 Index), reference rate (e.g., London Interbank Offered Rate, or LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and index-referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, swaptions, equity swaps and options, credit derivatives, structured notes and forward contracts, are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet risks depending on the nature of the contract. Generally, these financial instruments represent commitments or rights to exchange interest payment streams or currencies or to purchase or sell other securities at specific terms at specified future dates. Option contracts generally provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price on or before an established date or dates. Financial

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      instruments sold, but not yet purchased may result in market and/or credit risk in excess of amounts recorded in the Condensed Consolidated Statements of Financial Condition.

      Market Risk

      Derivative financial instruments involve varying degrees of off-balance-sheet market risk, whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the amounts currently reflected in the Condensed Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among and between financial instruments with off-balance-sheet risk, the Company's proprietary securities, futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. The Company mitigates its exposure to market risk by entering into offsetting transactions, which may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities.

      Derivatives Credit Risk

      Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. At any point in time, the Company's exposure to credit risk associated with counterparty non-performance is generally limited to the net replacement cost of over-the-counter contracts, net of the value of collateral held. Such financial instruments are reported at fair value on a net-by-counterparty basis pursuant to enforceable netting agreements. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant unsecured counterparty exposure due to margin requirements of the exchanges, as well as the Company's internal margin requirements, which may be greater than those prescribed by the individual exchanges. Options written by the Company generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

      The Company has controls in place to monitor credit exposures by assessing the future creditworthiness of counterparties and limiting transactions with specific counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

      Hedging Activity

      To modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued U.S. dollar- and foreign currency-denominated debt with both variable- and fixed-rate interest payment obligations. The Company has entered into interest rate swaps, primarily based on LIBOR, to convert fixed-rate interest payments on its debt obligations into variable-rate payments. In addition, for foreign currency debt obligations that are not used to fund assets in the same currency, the Company has entered into currency swap agreements that effectively convert the debt into U.S. dollar obligations. Such transactions are accounted for as fair value hedges.

      These financial instruments are subject to the same market and credit risks as those that are traded in connection with the Company's market making and trading activities. The Company has similar controls in place to monitor these risks.

      SFAS No. 133, as amended by SFAS No. 138 and SFAS No. 149, establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities and for hedging activities. It requires that all derivatives, whether standalone or embedded within other contracts or securities be carried on the Company's Condensed Consolidated Statements of Financial Condition at fair value. SFAS No. 133 also requires the value of items designated as being fair value hedged to be adjusted for the risk being hedged, as defined in SFAS No. 133, provided that the intent to hedge is fully documented. Any resultant net change in value for both the hedging derivative and the hedged item for the risk being hedged is recognized in earnings immediately,

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      such net effect being deemed the "ineffective" portion of the hedge. The gains and losses associated with the ineffective portion of the fair value hedges are included in "Principal transactions" revenues in the Condensed Consolidated Statements of Income. These amounts were immaterial for the three months ended February 29, 2008.

      The Company also engages in non-trading derivative activities to manage commodity price risks resulting from exposures to changes in spot and forward prices in electricity and natural gas. The Company actively manages these risks with exchange traded futures, swaps, OTC swaps and options. Certain of these transactions are accounted for as cash flow hedges as defined in SFAS No. 133 which requires the effective portion of the unrealized gain or loss on a derivative designated as a cash flow hedge, as defined in SFAS No. 133, to be reported in "Accumulated other comprehensive income" ("OCI") with the ineffective portion reported in "Principal transactions" revenues in the Condensed Consolidated Statements of Income. Amounts that are reported in OCI are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of cash flow hedges was deemed immaterial for the three months ended February 29, 2008.

      The net gain on derivative instruments designated in cash flow hedging relationships recorded in OCI, net of tax, was $25 million at February 29, 2008. The net increase in fair value recorded in OCI in the first quarter of 2008 was $35 million. The net gain in OCI is expected to be reclassified into earnings as follows: $6 million in fiscal 2008 and the remaining $19 million of gains within five years.

4.    TRANSFERS OF FINANCIAL ASSETS AND LIABILITIES

      Securitizations

      The Company is a market leader in mortgage-backed securitization and other structured financing arrangements. In the normal course of business, the Company regularly securitizes commercial and residential mortgages, consumer receivables and other financial assets. Securitization transactions are generally treated as sales, provided that control has been relinquished. In connection with securitization transactions, the Company establishes special-purpose entities ("SPEs"), in which transferred assets, including commercial and residential mortgages, consumer receivables and other financial assets are sold to an SPE and repackaged into securities or similar beneficial interests. Transferred assets are accounted for at fair value prior to securitization. The majority of the Company's involvement with SPEs relates to securitization transactions meeting the definition of a QSPE under the provisions of SFAS No. 140. Provided it has relinquished control over such assets, the Company derecognizes financial assets transferred in securitizations and does not consolidate the financial statements of QSPEs. For SPEs that do not meet the QSPE criteria, the Company uses the guidance in FIN No. 46
      (R) to determine whether the SPE should be consolidated.

      In connection with these securitization activities, the Company may retain interests in securitized assets in the form of senior or subordinated securities or as residual interests. Retained interests in securitizations are generally not held to maturity and typically are sold shortly after the settlement of a securitization. The weighted average holding period for retained interest positions in inventory at February 29, 2008 and November 30, 2007 was approximately 210 days and 180 days, respectively. These retained interests are included in "Financial instruments owned, at fair value" in the Condensed Consolidated Statements of Financial Condition and are carried at fair value. Consistent with the valuation of similar inventory, fair value is determined by broker-dealer price quotations and internal valuation pricing models that utilize variables such as yield curves, prepayment speeds, default rates, loss severity, interest rate volatilities and spreads. The assumptions used for pricing variables are based on observable transactions in similar securities and are further verified by external pricing sources, when available.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      The Company's securitization activities are detailed below:

                                                        Agency                  Other Mortgage-
      (in billions)                                Mortgage-Backed             and Asset-Backed                 Total
      ------------------------------------------------------------------------------------------------------------------------

      Total securitizations
          Three months ended February 29, 2008          $5.4                         $3.9                        $9.3
          Three months ended February 28, 2007          $4.7                         $21.3                      $26.0
      ------------------------------------------------------------------------------------------------------------------------

The following table summarizes the Company's retained interests by rating as of February 29, 2008 and November 30, 2007:

                                                   February 29,     November 30,
      (in billions)                                    2008             2007
      --------------------------------------------------------------------------
      Retained Interests:

      AAA rated Agency Mortgage-Backed                   $2.6           $2.4
      AAA rated Other Mortgage and Asset-Backed           2.9            2.7
      --------------------------------------------------------------------------
      Total AAA rated                                    $5.5           $5.1
      Other investment grade                              1.4            1.6
      Non-investment grade                                1.3            1.3
      --------------------------------------------------------------------------
         Total retained interests                        $8.2           $8.0
      ==========================================================================

      The following table summarizes cash flows from securitization trusts related to securitization transactions during the three months ended February 29, 2008 and February 28, 2007:


                                                                 Other
                                                     Agency     Mortgage-
                                                    Mortgage-  and Asset-
      (in millions)                                  Backed      Backed    Total
      --------------------------------------------------------------------------
      Cash flows received from retained interests
          Three months ended February 29, 2008        $10.1       $1.2     $11.3
          Three months ended February 28, 2007        $13.5       $78.3    $91.8
      Cash flows from servicing
          Three months ended February 29, 2008         $ -        $5.1      $5.1
          Three months ended February 28, 2007         $ -        $4.5      $4.5
      --------------------------------------------------------------------------


      The Company is an active market maker in mortgage-backed securities and therefore may retain interests in assets it securitizes, predominantly highly rated or government agency-backed securities. The models employed in the valuation of retained interests consider possible changes in prepayment speeds in response to changes in future interest rates, as well as potential credit losses. Prepayment speed changes are incorporated by calibrating the distribution of possible future interest rates to the observed levels of implied volatility in the market for interest rate options and generating the corresponding cash flows for the securities using prepayment models. Credit losses are considered through explicit loss models for positions exposed to significant default risk in the underlying collateral, and through option-adjusted spreads that also incorporate additional factors such as liquidity and model uncertainty for all positions. The models use discount rates that are based on the Treasury curve, plus the option-adjusted spread. Key points on the constant maturity Treasury curve at February 29, 2008 were 1.63% for 2-year Treasuries and 3.78% for 10-year Treasuries, and ranged from 1.57% to 4.44%. The weighted average spread was 207 basis points and 561 basis points for agency mortgage-backed securities and other mortgage- and asset-backed securities, respectively, at February 29, 2008.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Weighted key economic assumptions used in measuring the fair value of retained interests in assets the Company securitized at February 29, 2008 were as follows:

                                                                       Other
                                                          Agency      Mortgage-
                                                         Mortgage-   and Asset-
                                                          Backed       Backed
              ------------------------------------------------------------------
              Weighted average life (years)                5.9          3.1
              Average prepayment speeds (annual rate)    8% - 36%     8% - 40%
              Credit losses                                 -       0.9% - 53%
              ------------------------------------------------------------------

      The following hypothetical sensitivity analysis as of February 29, 2008 illustrates the potential adverse change in fair value of these retained interests due to a specified change in the key valuation assumptions. The interest rate changes represent a parallel shift in the Treasury curve. This shift considers the corresponding effect of other variables, including prepayments. The remaining valuation assumptions are changed independently. Retained interests in securitizations are generally not held to maturity and are typically sold shortly after the settlement of a securitization. The Company considers the current and expected credit profile of the underlying collateral in determining the fair value and periodically updates the fair value for changes in credit, interest rate, prepayment speeds and other pertinent market factors. Changes in portfolio composition, updates to loss and prepayment models, and changes in the level of interest rates and market prices for retained interests, can combine to produce significant changes in the sensitivities reported even if aggregate market values do not change significantly. Actual credit losses on retained interests have not been significant.

                                                                        Other
                                                          Agency      Mortgage-
                                                         Mortgage-   and Asset-
              (in millions)                               Backed       Backed
              ------------------------------------------------------------------
              Interest rates
                Impact of 50 basis point adverse change   $  (78)       (113)
                Impact of 100 basis point adverse change    (167)       (232)
              ------------------------------------------------------------------
              Prepayment speeds
                Impact of 10% adverse change                  (5)        (33)
                Impact of 20% adverse change                 (10)        (58)
              ------------------------------------------------------------------
              Credit losses
                Impact of 10% adverse change                 (18)       (161)
                Impact of 20% adverse change                 (36)       (294)
              ------------------------------------------------------------------

      The above table should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the table. Changes in fair value based on adverse variations in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value is not usually linear. In addition, the table does not consider the change in fair value of offsetting positions, which would generally offset the changes detailed in the table, nor does it consider any corrective action that the Company may take in response to changes in these conditions. The impact of offsetting positions is not presented because these positions are established on a portfolio level and allocating the impact would not be practicable.

      Mortgage Servicing Rights

      In the normal course of business, the Company originates and purchases conforming and non-conforming, conventional fixed-rate and adjustable-rate residential mortgage loans and sells such loans to investors. In connection with these activities, the Company may retain MSRs that entitle the Company to a future stream of cash flows based on the contractual servicing fee. In addition, the Company may purchase and sell MSRs.

      The Company follows SFAS No. 156 and carries its MSRs at fair value, with changes in fair value reported in earnings.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      The determination of fair value of the Company's MSRs requires management judgment because they are not actively traded. The determination of fair value for MSRs requires valuation processes which combine the use of discounted cash flow models and extensive analysis of current market data to arrive at an estimate of fair value. The cash flow and prepayment assumptions used in the Company's discounted cash flow model are based on empirical data drawn from the historical performance of the Company's MSRs adjusted to reflect current Market conditions, which the Company believes are consistent with assumptions used by market participants valuing similar MSRs. The key risks and therefore the key assumptions used in the valuation of MSRs include mortgage prepayment speeds and the discount rates. These variables can, and generally will, change from quarter to quarter as market conditions and projected interest rates change. The Company mitigates the income statement effect of changes in fair value of MSRs by entering into economic offsetting transactions.

      At February 29, 2008, the key economic assumptions and the sensitivity of the current fair value of MSRs to immediate changes in those assumptions were as follows:

                                                                 February 29,
      (in millions)                                                  2008
      --------------------------------------------------------------------------
      Fair value of MSRs                                       $         771

      Weighted average constant prepayment rate (CPR)                  10.7%

      Impact on fair value of:
          10% adverse change                                   $         (30)
          20% adverse change                                             (51)
      Weighted average discount rate                                   13.3%

      Impact on fair value of:
          10% adverse change                                   $         (24)
          20% adverse change                                             (46)
      Weighted average constant default rate (CDR)                      7.7%

      Impact on fair value of:
          10% adverse change                                   $         (25)
          20% adverse change                                             (48)
      --------------------------------------------------------------------------

      The above table should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the table. Changes in fair value based on adverse variations in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value is not usually linear. In addition, the table does not consider the change in fair value of offsetting positions, which would generally offset the changes detailed in the table, nor does it consider any corrective action that the Company may take in response to changes in these conditions. The impact of offsetting positions is not presented because these positions are established on a portfolio level and allocating the impact would not be practicable.

      MSRs are included in "Other assets" on the Condensed Consolidated Statements of Financial Condition and are carried at fair value in accordance with SFAS No. 156. The Company's MSRs activities for the three months ended February 29, 2008 and February 28, 2007 were as follows:

      --------------------------------------------------------------------------
                                                 February 29,       February 28,
      (in millions)                                  2008               2007
      --------------------------------------------------------------------------
      Balance, beginning of period               $      833         $      502
      Additions                                           2                112
      Paydowns                                          (23)               (39)
      Changes in fair value resulting from
      changes in valuation inputs/assumptions           (41)                 5
      --------------------------------------------------------------------------
      Balance, end of period                     $      771         $      580
      ==========================================================================

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


5.    VARIABLE INTEREST ENTITIES AND MORTGAGE LOAN SPECIAL PURPOSE ENTITIES

      The Company regularly creates or transacts with entities that may be variable interest entities (VIEs). These entities are an essential part of the Company's securitization, asset management and structured finance businesses. In addition, the Company purchases and sells financial instruments that may be variable interests. The Company follows the guidance in FIN No. 46(R) and consolidates those VIEs in which the Company is the primary beneficiary.

      The Company may perform various functions, including acting as the seller, servicer, investor, structurer or underwriter in securitization transactions. These transactions typically involve entities that are considered to be QSPEs, as defined in SFAS No. 140. QSPEs are exempt from the requirements of FIN No. 46 (R). For securitization vehicles that do not qualify as QSPEs, the holders of the beneficial interests have no recourse to the Company, only to the assets held by the related VIE. In certain of these VIEs, the Company could be determined to be the primary beneficiary through its ownership of certain beneficial interests, and would, therefore, be required to consolidate the assets and liabilities of the VIE.

      The Company has mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140, including transactions where the retained call option did not meet the definition of a clean up call under SFAS No. 140. As such, the Company continues to carry the assets and liabilities from these transactions on its Condensed Consolidated Statements of Financial Condition.

      The Company acts as portfolio manager and/or underwriter in several collateralized debt obligation and collateralized loan obligation transactions. In these transactions, the Company establishes a trust that purchases a portfolio of assets and issues trust certificates that represent interests in the portfolio of assets. The holders of the trust certificates have recourse only to the underlying assets of the trusts and not to the Company's other assets. In addition, the Company may receive variable compensation for managing the portfolio and may also retain certain trust certificates. In certain of these transactions, these interests result in the Company becoming the primary beneficiary of these entities.

      The Company establishes and operates funds for the benefit of its employees. These funds are considered to be VIEs of which the Company is the primary beneficiary.

      The Company has made investments in entities that own power plants. Certain entities are VIEs of which the Company is the primary beneficiary.

      The following table sets forth the Company's total assets and maximum exposure to loss associated with its significant variable interests in consolidated VIEs and securitizations that did not qualify for sale treatment. This information is presented based on principal business activity.

                                                                    As of February 29, 2008              As of November 30, 2007
      ------------------------------------------------------------------------------------------------------------------------------
                                                                                     Maximum                             Maximum
                                                                                     Exposure                            Exposure
      (in millions)                                               VIE Assets        to Loss (1)       VIE Assets        to Loss (1)
      ------------------------------------------------------------------------------------------------------------------------------

      Mortgage Securitizations                                   $     27,322      $      2,522      $     30,313      $      2,075
      Collateralized Debt
       and Loan Obligations                                             1,639               173             2,150               297
      Employee Funds(2)                                                   625               429               650               445
      Energy Investments                                                  405               128               440               131
      ------------------------------------------------------------------------------------------------------------------------------
      Total                                                      $     29,991      $      3,252      $     33,553      $      2,948
      ------------------------------------------------------------------------------------------------------------------------------

(1)   Represents the fair value of the Company's interest in these entities.

        (2) Maximum exposure to loss includes loans the Company has made to employees who participate in the funds, for which the Company is in a second loss position.

      The Company also owns significant variable interests in several VIEs related to collateralized debt obligations and collateralized loan obligations for which the Company is not the primary beneficiary and therefore does not consolidate these entities. In aggregate, these VIEs had assets of approximately $5.8 billion and $11.5 billion at

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      February 29, 2008 and November 30, 2007, respectively. At February 29, 2008 and November 30, 2007, the Company's maximum exposure to loss from these entities was approximately $61 million and $112 million, respectively, which represents the fair value of its interests and are included in "Financial instruments owned, at fair value" in the Condensed Consolidated Statements of Financial Condition.

      The Company purchases and sells interests in entities that may be deemed to be VIEs in its market-making capacity in the ordinary course of business. As a result of these activities, it is reasonably possible that such entities may be consolidated or deconsolidated at various points in time. Therefore, the Company's variable interests included above may not be held by the Company in future periods.

6.    COLLATERALIZED FINANCING ARRANGEMENTS

      The Company enters into secured borrowing and lending agreements to obtain collateral necessary to effect settlements, finance inventory positions, meet customer needs or re-lend as part of its dealer operations.

      The Company receives collateral under reverse repurchase agreements, securities borrowing transactions, derivative transactions, customer margin loans and other secured money-lending activities. In many instances, the Company is also permitted by contract or custom to rehypothecate securities received as collateral. These securities may be used to secure repurchase agreements, enter into securities lending or derivative transactions or cover short positions.

      At February 29, 2008 and November 30, 2007, the fair value of securities received as collateral by the Company that can be repledged, delivered or otherwise used was approximately $303 billion and $280 billion, respectively. Of these securities received as collateral, those with a fair value of approximately $211 billion and $189 billion were delivered, repledged or otherwise used at February 29, 2008 and November 30, 2007, respectively.

      The Company also pledges financial instruments owned to collateralize certain financing arrangements and permits the counterparty to pledge or rehypothecate the securities. These securities are recorded as "Financial instruments owned and pledged as collateral, at fair value" in the Condensed Consolidated Statements of Financial Condition. The carrying value of securities and other inventory positions owned that have been pledged or otherwise encumbered to counterparties where those counterparties do not have the right to sell or repledge was approximately $54 billion and $65 billion at February 29, 2008 and November 30, 2007, respectively.

7.    SHORT-TERM BORROWINGS

      The Company obtains unsecured short-term borrowings through the issuance of commercial paper, bank loans, medium term notes and other borrowings. In addition, the Company obtains secured short-term borrowings primarily through master notes and secured bank loans. A master note is an agreement under which a lender may make one or more loans to a borrower, the repayment obligation of which is reflected in a promissory note to the lender. In the case of secured master notes, these agreements are secured by collateral. The interest rates on such short-term borrowings reflect market rates of interest at the time of the transactions.

      The Company's short-term borrowings at February 29, 2008 and November 30, 2007 consisted of the following:

                                              February 29,        November 30,
      (in billions)                              2008                 2007
      -------------------------------------------------------------------------
      Commercial paper                        $     3.9           $      3.9
      Bank loans                                    1.7                  3.1
      Medium term notes                             0.5                  1.9
      Other borrowings                              2.4                  2.7
      -------------------------------------------------------------------------
      Total unsecured short-term borrowings         8.5                 11.6
      -------------------------------------------------------------------------
      Secured borrowings                            7.8                 12.4
      -------------------------------------------------------------------------
      Total short-term borrowings             $    16.3           $     24.0
      =========================================================================

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Committed Credit Facilities

      As of February 29, 2008, the Company had a committed revolving credit facility ("Facility") totaling $2.9 billion, which permitted borrowing on a secured basis by the Parent Company, BSSC, BSIL and certain other subsidiaries. The Facility terminated on April 7, 2008. There were no borrowings outstanding under the Facility at February 29, 2008 or on the date of termination.

      The Company has a $1.50 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral under a repurchase arrangement by the Parent Company, BSIL, BSIT and BSB and BS Forex. The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Repo Facility terminates in August 2008, with all repos outstanding at that date payable no later than August 2009. There were no borrowings outstanding under the Repo Facility at February 29, 2008.

      The Company has a $350 million committed revolving credit facility ("Pan Asian Facility"), which permits borrowing on a secured basis by the Parent Company, BSSC, Bear Stearns Japan Limited ("BSJL"), and BSIL. The Pan Asian Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. The Pan Asian Facility terminates in December 2008 with all loans outstanding at that date payable no later than December 2009. There were no borrowings outstanding under the Pan Asian Facility at February 29, 2008.

      As of February 29, 2008, the Company had a $450 million committed revolving credit facility ("Tax Lien Facility"), which permitted borrowing on a secured basis by the Parent Company, Plymouth Park Tax Services and Madison Tax Capital LLC. The Tax Lien Facility terminated in March 2008. There were no borrowings outstanding under the Tax Lien Facility at February 29, 2008 or on the date of termination.

      As of February 29, 2008, the Company had a committed revolving credit facility ("AAA Facility") totaling $750 million, which permits borrowing on an unsecured basis by Bear Stearns Financial Products ("BSFP"). Under the AAA Facility, BSFP may borrow up to the committed amount in the event of: (i) a Bankruptcy Event, as defined, at The Bear Stearns Companies Inc.; (ii) the downgrade of The Bear Stearns Companies Inc.'s short term debt rating to A-2 by S&P or to P-2 by Moody's; (iii) the failure of Bear Stearns Capital Markets to post collateral with or make payments to BSFP in accordance with BSFP's Operating Guidelines; (iv) the failure of BSFP to meet the capital requirements required by its Operating Guidelines; or
      (v) the downgrade of BSFP's counterparty credit rating below A by S&P or below A2 by Moody's. The AAA Facility terminates on April 25, 2008, with all loans outstanding at that date payable no later than April 2009. There were no borrowings outstanding under the AAA Facility at February 29, 2008.

      The Company also maintains a series of committed credit facilities, which permit borrowing on a secured basis, to support liquidity needs for the financing of investment-grade and non-investment-grade corporate loans, residential mortgages, commercial mortgages, listed options and whole loans. The facilities are expected to be drawn from time to time and expire at various dates, the longest of such periods ending in fiscal 2008. All of these facilities contain a term-out option of one year or more for borrowings outstanding at expiration. The banks providing these facilities are committed to provide up to an aggregate of approximately $6.7 billion. At February 29, 2008, the borrowings outstanding under these committed credit facilities were $3.3 billion.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


8.    LONG-TERM BORROWINGS

      The Company's long-term borrowings (which have original maturities of at least 12 months) at February 29, 2008 and November 30, 2007 consisted of the following:

                                                  February 29,      November 30,
      (in billions)                                   2008              2007
      --------------------------------------------------------------------------
      Fixed rate notes due 2008 to 2047          $      32.5        $     28.7
      Floating rate notes due 2008 to 2046              30.3              31.3
      Index/equity/credit-linked notes                   9.0               8.5
      --------------------------------------------------------------------------
      Total long-term borrowings                 $      71.8        $     68.5
      ==========================================================================


      The Company's long-term borrowings include fair value adjustments in accordance with SFAS No. 133, hybrid financial instruments accounted for at fair value as elected under SFAS No. 155, as well as $263 million of junior subordinated deferrable interest debentures ("Debentures"). The Debentures will mature on May 15, 2031; however, effective May 15, 2006, the Company, at its option, may redeem the Debentures. The Debentures are reflected in the table at their contractual maturity dates. During the three months ended February 29, 2008, the Company issued and retired/repurchased $4.4 billion and $3.5 billion of long-term borrowings, respectively. The weighted average maturity of the Company's long-term borrowings, based upon stated maturity dates, was approximately 4.6 years and 4.3 years at February 29, 2008 and November 30, 2007, respectively.

9.    STOCKHOLDERS' EQUITY - RSU TRUST

      In connection with the Company's deferred compensation plans, during the first quarter of fiscal 2008, the Company established an irrevocable grantor trust (the "RSU Trust") for the purpose of holding shares of common stock of the Company underlying awards granted to selected employees and certain key executives under The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors and The Bear Stearns Companies Inc. Restricted Stock Unit Plan. During the first quarter, the company transferred 27.3 million treasury shares to the RSU Trust. In accordance with EITF Issue No. 97-14, "Accounting for Deferred Compensation Arrangements where Amounts Earned Are Held in a Rabbi Trust and Invested," assets of the RSU Trust are consolidated and both the shares held by the RSU Trust and the related deferred compensation obligation are recorded in equity. Shares issued to the RSU Trust are recorded in "Shares held in RSU trust" and obligations under deferred compensation plans are recorded in "Employee stock compensation plans," both at an amount equal to the original amount of the compensation deferred (fair value of the deferred stock award at the date of grant) in the Condensed Consolidated Statements of Financial Condition. Changes in fair value of amounts owed to employees are not recognized. Shares transferred to the RSU Trust do not affect the total number of shares used in the calculation of basic and diluted earnings per share. Accordingly, the RSU Trust has no effect on total equity, net income, book value per share or earnings per share.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


10.   EARNINGS PER SHARE

      Basic EPS is computed by dividing net income applicable to common shares, adjusted for costs related to vested shares under the CAP Plan, as well as the effect of the redemption of preferred stock, by the weighted average number of common shares outstanding. Common shares outstanding includes vested units issued under certain stock compensation plans, which will be distributed as shares of common stock. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares related to stock compensation plans.

      The computations of basic and diluted EPS are set forth below:

                                                                             Three Months Ended
      --------------------------------------------------------------------------------------------------
                                                                      February 29,     February 28,
      (in millions, except per share amounts)                             2008             2007
      --------------------------------------------------------------------------------------------------

      Net income                                                      $          115   $          554
      Preferred stock dividends                                                   (5)              (6)
      Income adjustment (net of tax) applicable to deferred
         compensation arrangements-vested shares                                   5               15
      --------------------------------------------------------------------------------------------------
      Net earnings used for basic EPS                                            115              563
      Income adjustment (net of tax) applicable to deferred
         compensation arrangements-nonvested shares                                4                9
      --------------------------------------------------------------------------------------------------
      Net earnings used for diluted EPS                               $          119   $          572
      ==================================================================================================

      Total basic weighted average common
         shares outstanding (1)                                                  129              133
      --------------------------------------------------------------------------------------------------
      Effect of dilutive securities:
         Employee stock options                                                    2                7
         CAP and restricted units                                                  8               10
      --------------------------------------------------------------------------------------------------
      Dilutive potential common shares                                            10               17
      --------------------------------------------------------------------------------------------------
      Weighted average number of common shares                                   139              150
         outstanding and dilutive potential common shares
      ==================================================================================================

      Basic EPS                                                       $         0.89   $         4.23
      Diluted EPS                                                     $         0.86   $         3.82
      ==================================================================================================

(1)   Includes approximately 12 million and 13 million vested units for the three months ended February 29, 2008 and February 28, 2007, respectively, issued under stock compensation plans which will be distributed as shares of common stock.

      (2) Options to purchase approximately 8 million shares of common stock at prices ranging from $87.68 to $165.32 were outstanding but were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the common stock.

11.   REGULATIONS

      The Company is regulated by the SEC as a consolidated supervised entity ("CSE"). As a CSE, the Company is subject to group-wide supervision and examination by the SEC and is required to compute allowable capital and allowances for market, credit and operational risk on a consolidated basis. As of February 29, 2008, the Company was in compliance with the CSE capital requirements.

      Bear Stearns and BSSC are registered broker-dealers and futures commission merchants and, accordingly, are subject to Rule 15c3-1 under the Exchange Act ("Net Capital Rule") and Rule 1.17 under the Commodity Futures Trading Commission. Bear Stearns uses Appendix E of the Net Capital Rule ("Appendix E"), which establishes alternative net capital requirements for broker-dealers that are part of consolidated supervised entities. Appendix E allows Bear Stearns to calculate net capital charges for market risk and derivatives-related credit risk based on mathematical models provided that Bear Stearns holds tentative net capital in excess of $1 billion and net capital in excess of $500 million. At February 29, 2008, Bear Stearns' net capital of $2.89 billion exceeded the minimum requirement by $2.34 billion. Bear Stearns' net capital computation, as defined, includes $545 million, which is net capital of BSSC in excess of 5.5% of aggregate debit items arising from customer transactions.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the United Kingdom's Financial Services Authority.

      BSB, an Ireland-based bank principally involved in the trading and sales of fixed income products, is registered in Ireland and is subject to the regulatory capital requirements of the Financial Regulator.

      Bear Stearns Bank & Trust Company ("BSBTC") (formerly known as Custodial Trust Company), a Federal Deposit Insurance Corporation ("FDIC") insured New Jersey state chartered bank, offers a range of trust, lending, deposit, and securities-clearing products and services. BSBTC provides the Company with banking powers, including access to the securities and funds-wire services of the Federal Reserve System. BSBTC is subject to the regulatory capital requirements of the FDIC.

      At February 29, 2008, Bear Stearns, BSSC, BSIL, BSIT, BSB and BSBTC were in compliance with their respective regulatory capital requirements. Certain other subsidiaries are subject to various securities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At February 29, 2008, these other subsidiaries were in compliance with their applicable local capital adequacy requirements.

      12.   COMMITMENTS AND CONTINGENCIES

      In the ordinary course of business, the Company has commitments in connection with various activities, the most significant of which are as follows:

      Leases

      The Company occupies office space under leases that expire at various dates through 2024. At February 29, 2008, future minimum aggregate annual rentals payable under non-cancelable leases (net of subleases), including 383 Madison Avenue in New York City, for fiscal years ended 2008 through 2012 and the aggregate amount thereafter, are as follows:

      (in millions)

      -----------------------------------------
      FISCAL YEAR
      2008 (remaining)            $       91
      2009                               117
      2010                               118
      2011                               128
      2012                                95
      Thereafter                         640
      -----------------------------------------
      Total                       $    1,189
      =========================================

      Lending - Related Commitments

      In connection with certain of the Company's business activities, the Company provides financing or financing commitments to investment-grade and non-investment-grade companies in the form of senior and subordinated debt, including bridge financing. Commitments have varying maturity dates and are generally contingent on the accuracy and validity of certain representations, warranties and contractual conditions applicable to the borrower. Lending-related commitments to investment-grade borrowers aggregated approximately $2.59 billion and $3.42 billion at February 29, 2008 and November 30, 2007, respectively. Of these amounts, approximately $841 million and $952 million of the credit risk was offset at February 29, 2008 and November 30, 2007, respectively. Lending-related commitments to non-investment-grade borrowers approximated $2.77 billion and $3.30 billion at February 29, 2008 and November 30, 2007, respectively. Of these amounts, approximately $267 million and $220 million of the credit risk was offset at February 29, 2008 and November 30, 2007, respectively.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      The Company also had contingent commitments to non-investment-grade companies of approximately $110 million and $501 million as of February 29, 2008 and November 30, 2007, respectively. Generally, these commitments are provided in connection with leveraged acquisitions. These commitments are not indicative of the Company's actual risk because the borrower may not be successful in the acquisition, the borrower may access the capital markets instead of drawing on the commitment, or the Company's portion of the commitment may be reduced through the syndication process. Additionally, the borrower's ability to draw may be subject to there being no material adverse change in either market conditions or the borrower's financial condition, among other factors. These commitments generally contain certain flexible pricing features to adjust for changing market conditions prior to closing.

      Private Equity-Related Investments and Partnerships

      In connection with the Company's merchant banking activities, the Company has commitments to invest in merchant banking and private equity-related investment funds as well as commitments to invest directly in private equity-related investments. At February 29, 2008 and November 30, 2007, such commitments aggregated $667 million and $729 million, respectively. These commitments will be funded, if called, through the end of the respective investment periods, with the longest of such periods ending in 2020.

      Underwriting

      In connection with the Company's mortgage-backed securitizations and fixed income and equity underwriting, the Company had commitments to purchase new issues of securities aggregating $248 million and $652 million, respectively, at February 29, 2008 and November 30, 2007.

      Commercial and Residential Loans

      The Company participates in the origination, acquisition, securitization, servicing, financing and disposition of commercial and residential loans. At February 29, 2008 and November 30, 2007, the Company had entered into commitments to purchase or finance mortgage loans of $1.33 billion and $2.83 billion, respectively.

      Letters of Credit

      At February 29, 2008 and November 30, 2007, the Company was contingently liable for unsecured letters of credit of approximately $1.71 billion and $1.42 billion, respectively, and secured (by financial instruments) letters of credit of $1.55 billion and $1.33 billion, respectively. These letters of credit are primarily used to provide collateral for securities borrowed and to satisfy margin requirements at commodity/futures exchanges.

      Energy

      In connection with its energy activities, the Company has entered into contractual obligations (primarily obligations under tolling agreements, net of re-tolling agreements) that require future cash payments. At February 29, 2008 those contractual obligations, by maturity, were as follows:

      (in millions)

      -----------------------------------------
      FISCAL YEAR
      2008 (remaining)            $       65
      2009                                91
      2010                                90
      2011                               260
      2012                               417
      Thereafter                       3,403
      -----------------------------------------
      Total                       $    4,326
      =========================================

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Other

      The Company had commitments to purchase Chapter 13 and other credit card receivables of $189 million and $170 million, respectively, at February 29, 2008 and November 30, 2007.

      With respect to certain of the commitments outlined above, the Company utilizes various hedging strategies to actively manage its market, credit and liquidity exposures. Additionally, since these commitments may expire unused, the total commitment amount may not necessarily reflect the actual future cash funding requirements.

      Litigation

      The Company is the sole defendant in an action commenced in the United States Bankruptcy court for the Southern District of New York by the Chapter 11 Trustee for Manhattan Investment Fund Limited ("MIFL"). The complaint seeks to recover from the Company, among other things, certain allegedly fraudulent transfers made by MIFL in the amount of $141 million plus pre-judgment interest. The Company provided prime brokerage services to MIFL prior to its bankruptcy. In January 2007, the Bankruptcy Court granted the Trustee's motion for summary judgment on the fraudulent transfer claims against the Company.

      On appeal, the District Court affirmed the Bankruptcy Court's findings in part, but also reversed in part, the Bankruptcy's Court's grant of summary judgment to the Trustee, finding that a trial is necessary to make a factual finding as to whether the Company acted in good faith with respect to its receipt of the alleged fraudulent transfers. The Company believes it has substantial defenses to the Trustee's claims.

      The Company and certain subsidiaries have been named as defendants in various investor lawsuits and FINRA arbitrations relating to the failure of the Bear Stearns High Grade Structured Credit Strategies Master Fund, Ltd (the "High Grade Fund") and the Enhanced Leverage Master Fund, Ltd. (the "Enhanced Leverage Fund"), which were managed by Bear Stearns Asset Management. Also, the Company and certain subsidiaries have been named as defendants in a lawsuit by the Joint Voluntary Liquidators of the overseas "feeder funds" of the High Grade Fund and Enhanced Leverage Fund. The High Grade Fund had net investor contributions of approximately $775 million. The Enhanced Fund had net investor contributions of approximately $1.08 billion. The relief being sought by the plaintiffs in these matters includes specified and unspecified damages, costs and fees. The Company believes it has substantial defenses to the claims asserted against it in these proceedings. Additionally, the Company and its subsidiaries have been the subject of various state and federal regulatory and law enforcement inquiries, and a state administrative proceeding relating to the Funds.

      In the normal course of business, the Company has been named as a defendant in various legal actions, including arbitrations, class actions and other litigation. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The Company is also involved in other reviews, investigations and proceedings by governmental and self-regulatory agencies regarding the Company's business, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Because litigation is inherently unpredictable, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss related to such matters, how such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief might be. Consequently, the Company cannot estimate losses or ranges of losses for matters where there is only a reasonable possibility that a loss may have been incurred. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of the Company, taken as a whole; such resolution may, however, have a material effect on the operating results in any future period, depending on the level of income for such period. See also Note 17, "Subsequent Events," of the Notes to Condensed Consolidated Financial Statements.

      The Company has provided reserves for such matters in accordance with SFAS No. 5, "Accounting for Contingencies." The ultimate resolution may differ materially from the amounts reserved.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      13.   INCOME TAXES

      In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition

      The Company adopted FIN No. 48 effective December 1, 2007 and recognized a decrease to beginning retained earnings of approximately $90.7 million.

      The gross amount of unrecognized tax benefits ("UTB") as of the date of adoption of FIN No. 48 was approximately $578.4 million. Of this total, approximately $371.4 million (net of federal benefit of state issues, Competent Authority and foreign tax credit offsets) represents the amount that, if recognized, would favorably affect the effective tax rate in future periods.

      The Company recognizes the accrual of interest and penalties, if any, to UTB's in income tax expense. Interest accrued on UTB's as of December 1, 2007 was approximately $108.9 million.

      The Company is under examination by the Internal Revenue Service ("IRS") and other tax authorities. The other major exams include Japan, the United Kingdom, and locations in which it has significant business operations, such as New York State and City. The tax years under examination vary by jurisdiction as follows:

                                      Open Tax Years            Open Tax Years
                                        Examination               Examination
          Jurisdiction                  in progress            not yet initiated

          United States                  2003-2005                2006-2007
          United Kingdom                 1999-2005                2006-2007
          Japan                          2000-2003                2004-2007
          New York State                 1999-2002                2003-2007
          New York City                  1997-2000                2001-2007

      It is reasonably possible that these tax examinations will be completed within the next 12 months. Based on the status of these examinations and the protocol of finalizing audits by the relevant tax authorities, which could include formal appeal and/or legal proceedings, it is not possible to estimate the impact of any amount of such changes, if any, to previously recorded uncertain tax positions.

      The tax benefit associated with employee stock plans reduced taxes payable by $254 million, $363 million and $426 million for 2007, 2006 and 2005, respectively. These benefits have been reflected as additional paid-in-capital in the accompanying Condensed Consolidated Statements of Financial Condition, except for certain 2007, 2006 and 2005 stock awards. On December 1, 2005, the Company adopted SFAS No. 123 (R). Under SFAS No. 123 (R) all share-based compensation is required to be recognized as an expense in the year of grant with a corresponding tax benefit recorded to the tax provision. See Note 17, "Subsequent Events," in the Notes to Condensed Consolidated Financial Statements for a discussion of the impact the merger agreement between the Company and JPMorgan Chase will have on the realization of the deferred tax asset recorded in prior years.

      14.   GUARANTEES

      In the ordinary course of business, the Company issues various guarantees to counterparties in connection with certain derivative, leasing, securitization and other transactions. FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," requires the Company to recognize a liability at the inception of certain guarantees and to disclose information about its obligations under certain guarantee arrangements.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      The guarantees covered by FIN No. 45 include contracts that contingently require the guarantor to make payments to the guaranteed party based on changes related to an asset, a liability or an equity security of the guaranteed party, contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an agreement and indirect guarantees of the indebtedness of others, even though the payment to the guaranteed party may not be based on changes to an asset, liability or equity security of the guaranteed party. In addition, FIN No. 45 covers certain indemnification agreements that contingently require the guarantor to make payments to the indemnified party, such as an adverse judgment in a lawsuit or the imposition of additional taxes due to either a change in the tax law or an adverse interpretation of the tax law.

      The following table sets forth the maximum payout/notional amounts associated with the Company's guarantees as of February 29, 2008:


                                                              Amount of Guarantee Expiration Per Period
                                                 ---------------------------------------------------------------------
                                                    Less Than      One to Three    Three to Five     Greater than
      (in millions)                                  One Year          Years           Years          Five Years          Total
      ------------------------------------------------------------------------------------------------------------------------------

      Certain derivative contracts (notional)(1)  $     537,763    $    515,993    $     859,651    $      742,403    $   2,655,810
      Municipal securities                                3,131              58          -                 -                  3,189
      Residual value guarantee                          -                -                   570           -                    570
      ------------------------------------------------------------------------------------------------------------------------------

(1)   The gross carrying value of these derivatives approximated $130.9 billion as of February 29, 2008.

      Derivative Contracts

      The Company's dealer activities cause it to make markets and trade a variety of derivative instruments. Certain derivative contracts that the Company has entered into meet the accounting definition of a guarantee under FIN No. 45. Derivatives that meet the FIN No. 45 definition of guarantees include credit default swaps (whereby a default or significant change in the credit quality of the underlying financial instrument may obligate the Company to make a payment), put options, as well as floors, caps and collars. Since the Company does not track the counterparties' purpose for entering into a derivative contract, it has disclosed derivative contracts that are likely to be used to protect against a change in an underlying financial instrument, regardless of their actual use.

      On certain of these contracts, such as written interest rate caps and foreign currency options, the maximum payout cannot be quantified since the increase in interest rates and foreign exchange rates is not contractually limited by the terms of the contracts. As such, the Company has disclosed notional amounts as a measure of the extent of its involvement in these classes of derivatives rather than maximum payout. Notional amounts do not represent the maximum payout and generally overstate the Company's exposure to these contracts.

      In connection with these activities, the Company mitigates its exposure to market risk by entering into a variety of offsetting derivative contracts and security positions.

      Municipal Securities

      In 1997, the Company established a program whereby it created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. Certain of the trust certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. The Company acts as placement agent and as liquidity provider. The purpose of the program is to allow the Company's clients to purchase synthetic short-term, floating-rate municipal debt that does not otherwise exist in the marketplace. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at February 29, 2008 was approximately $3.2 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds held by trusts. The underlying municipal bonds in the trusts are either AAA or AA rated, insured or escrowed to maturity. Such bonds had a market value, net of related offsetting positions, approximating $2.9 billion at February 29, 2008. See Note 17, "Subsequent Events," of the Notes to Condensed Consolidated Financial Statements for a further discussion.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Residual Value Guarantee

      The Company has entered into an operating lease arrangement for its world headquarters at 383 Madison Avenue in New York City (the "Synthetic Lease"). Under the terms of the Synthetic Lease, the Company is obligated to make monthly payments based on the lessor's underlying interest costs. The Synthetic Lease expires on August 10, 2012 unless both parties agree to a renewal prior to expiration. At the expiration date of the Synthetic Lease, the Company has the right to purchase the building for the amount of the then outstanding indebtedness of the lessor or to arrange for the sale of the property with the proceeds of the sale to be used to satisfy the lessor's debt obligation. If the sale of the property does not generate sufficient proceeds to satisfy the lessor's debt obligation, the Company is required to fund the shortfall up to a maximum residual value guarantee. As of February 29, 2008, there was no expected shortfall and the maximum residual value guarantee was approximately $570 million.

      Indemnifications

      The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions, including certain asset sales and securitizations and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. To mitigate these risks with respect to assets being securitized that have been originated by third parties, the Company seeks to obtain appropriate representations and warranties from such third-party originators upon acquisition of such assets. The Company generally performs due diligence on assets purchased and maintains underwriting standards for assets originated. The Company may also provide indemnifications to certain counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a change in or adverse application of certain tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. Generally, there are no stated or notional amounts included in these indemnifications.

      Maximum payout information under these indemnifications is not readily available because of the number, size and lives of these transactions. In implementing this accounting interpretation, the Company reviewed its experience with the indemnifications on these structures. Based on such experience, it is unlikely that these arrangements will have a material impact on the Condensed Consolidated Financial Statements of the Company.

      Other Guarantees

      The Company is a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Therefore, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. The Company's maximum potential liability under these arrangements cannot be quantified. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Condensed Consolidated Financial Statements for these arrangements.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


15.   SEGMENT DATA

      The Company operates in three principal segments -- Capital Markets, Global Clearing Services and Wealth Management. These segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments' transactions.

      The Capital Markets segment is comprised of the institutional equities, fixed income and investment banking areas. The Capital Markets segment operates as a single integrated unit that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. Each of the three businesses work in tandem to deliver these services to institutional and corporate clients.

      Institutional equities consists of sales, trading and research, in areas such as domestic and international equities, block trading, over-the-counter equities, equity derivatives, energy and commodity activities, risk and convertible arbitrage and specialist activities on the New York Stock Exchange, American Stock Exchange and International Securities Exchange. Fixed income includes sales, trading, origination and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal bonds, high yield products, including bank and bridge loans, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment grade, municipal and high yield debt products.

      The Global Clearing Services segment provides execution, clearing, margin lending and securities borrowing to facilitate customer short sales to clearing clients worldwide. Prime brokerage clients include hedge funds and clients of money managers, short sellers and other professional investors. Fully disclosed clients engage in either the retail or institutional brokerage business.

      The Wealth Management segment is composed of the PCS and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service, including access to the Company's resources and professionals. Asset management manages equity, fixed income and alternative assets for leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high-net-worth individuals in the United States and abroad.

      The three business segments comprise many business areas, with interactions among each. Revenues and expenses include those that are directly related to each segment. Revenues from intersegment transactions are based upon specific criteria or agreed upon rates with such amounts eliminated in consolidation. Individual segments also include revenues and expenses relating to various items, including corporate overhead and interest, which are internally allocated by the Company primarily based on balance sheet usage or expense levels. The Company generally evaluates performance of the segments based on net revenues and profit or loss before provision for income taxes.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


                                                Three Months ended
                                 -----------------------------------------------

(in millions)                    February 29, 2008            February 28, 2007
--------------------------------------------------------------------------------
NET REVENUES

Capital Markets
   Institutional Equities        $             811            $             513
   Fixed Income                                 66                        1,149
   Investment Banking                          159                          303
--------------------------------------------------------------------------------
      Total Capital Markets                  1,036                        1,965

Global Clearing Services                       253                          276

Wealth Management
   Private Client Services (1)                 161                          136
   Asset Management                             39                          119
--------------------------------------------------------------------------------
      Total Wealth Management                  200                          255

Other (2)                                      (10)                         (14)
--------------------------------------------------------------------------------
         Total net revenues      $           1,479            $           2,482
================================================================================

PRE-TAX INCOME

Capital Markets                  $             171            $             736
Global Clearing Services                        86                          113
Wealth Management                              (42)                          44
Other (3)                                      (62)                         (58)
--------------------------------------------------------------------------------
         Total pre-tax income    $             153            $             835
================================================================================

                                                         Three Months ended
                                           -------------------------------------
                                           February 29, 2008   February 28, 2007
                                           -------------------------------------
(1)  Private Client Services detail:

     Gross revenues, before
          transfer to Capital
          Markets segment                  $             183   $            166

     Revenue transferred
          to Capital Markets segment                     (22)               (30)
                                           -------------------------------------
     Private Client Services net
          revenues                         $             161   $            136
                                           =====================================


(2)   Includes consolidation and elimination entries.

(3)   Includes certain legal costs and costs related to the CAP Plan.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


                                                         As of
      ------------------------------------------------------------------------
                                         February 29,             February 28,
      (in billions)                          2008                     2007
      ------------------------------------------------------------------------
      SEGMENT ASSETS

      Capital Markets                    $        244             $        278
      Global Clearing Services                    124                      101
      Wealth Management                             4                        4
      Other                                        27                       12
      ------------------------------------------------------------------------

         Total segment assets            $        399             $        395
      ========================================================================

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


16.   ASSET ACQUISITION

      In connection with the acquisition of substantially all of the power-related and natural gas assets comprising the power trading business of Williams Power Company, Inc., an energy trading and marketing subsidiary of The Williams Companies, Inc., which closed on November 8, 2007, the Company recorded intangible assets and intangible liabilities based on contractual arrangements, at their estimated fair values. As of February 29, 2008, the weighted average amortization period for intangible assets and intangible liabilities was approximately 10.6 years and 13.3 years, respectively. The results of operations of the power-related assets and liabilities acquired are included in the Company's Capital Markets segment.

      The estimated aggregate amortization expense for each of the five succeeding fiscal years for intangible assets and intangible liabilities were as follows:

      ------------------------------------------------------
      (in millions)             Intangible       Intangible
                                 Assets          Liabilities
      ------------------------------------------------------
      FISCAL YEAR
      2008 (remaining)         $      83        $       171
      2009                            98                129
      2010                            96                 98
      2011                            64                 74
      2012                            50                 47
      Thereafter                     456                359
      ------------------------------------------------------
      Total                    $     847        $       878
      ======================================================

17.   SUBSEQUENT EVENTS

      BACKGROUND OF THE MERGER

      The Company experienced a significant liquidity crisis during the end of the week of March 10, 2008 that seriously jeopardized its financial viability and which raises substantial doubt about its ability to continue as a going concern. As a result, on March 16, 2008, the Company and JPMorgan Chase & Co. ("JPMorgan Chase") entered into an agreement and plan of merger, and on March 24, 2008, entered into an amendment to the agreement and plan of merger (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, each share of the Company's common stock outstanding immediately prior to the merger will be exchanged for 0.21753 shares of JPMorgan Chase common stock. A summary of the Merger Agreement, related transaction documents and the accounting implications are described in more detail in the Transaction Documents and Accounting Implications sections of this note.

      In connection with the entry into the amendment to the Merger Agreement, the Company and JPMorgan Chase entered into a share exchange agreement under which JPMorgan Chase will purchase 95 million newly issued shares of the Company's common stock, or 39.5% of the outstanding common stock of the Company after giving effect to the issuance, in exchange for the issuance of 20,665,350 shares of JPMorgan Chase common stock to the Company and the entry by JPMorgan Chase into the amendment to the merger agreement, an amended and restated guaranty agreement and the guaranty agreement with the Federal Reserve Bank of New York ("New York Fed"). The share exchange was completed on April 8, 2008.

      Concurrent with the closing of the merger, the New York Fed will take, through a limited liability company formed for this purpose, control of a portfolio of $30 billion in assets of the Company based on the value of the portfolio as of March 14, 2008. The assets will be funded by a $29 billion, 10-year term note from the New York Fed, and a $1

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      billion, 10-year subordinated note from JPMorgan Chase. The JPMorgan Chase note is subordinated to the New York Fed loan and will bear the first $1 billion of any losses associated with the assets. Any funds remaining after payment of the New York Fed loan, the JPMorgan Chase note and other expenses of the limited liability company, will be paid to the New York Fed.

      TRANSACTION DOCUMENTS

      Agreement and Plan of Merger

      Upon the terms and subject to the conditions set forth in the Merger Agreement, a wholly-owned subsidiary of JPMorgan Chase will merge with and into the Company with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of JPMorgan Chase (the "Merger"). At the effective time of the Merger, each share of Company common stock will be converted into the right to receive 0.21753 of a share of JPMorgan Chase common stock. Outstanding Company stock options and phantom stock units will be converted into JPMorgan Chase equity awards, adjusted to reflect the exchange ratio in the Merger. The Company and JPMorgan Chase have agreed to consider providing holders of restricted stock units and capital accumulation plan units with the right to elect, prior to completion of the Merger, to have outstanding awards distributed in cash (rather than stock) at the same time the units would have been settled absent such election, and otherwise subject to the same terms and conditions in the applicable plans and award agreements, as amended.

      The Merger Agreement contains representations and warranties of Bear Stearns and JPMorgan Chase relating to their respective businesses. Pursuant to the Merger Agreement, the Company has agreed to operate within its existing credit, principal, market and other risk limits and comply with existing risk-related policies and procedures, subject to JPMorgan Chase's right to oversee the Company's setting and changing of such policies, procedures and limits. Subject to the continued effectiveness of the Guaranty (as defined below), the Company has granted JPMorgan Chase the right to oversee the business, operations and management of the Company in its reasonable discretion. The Company also granted JPMorgan Chase the rights to custody of, and to manage, a scheduled collateral pool and related hedges, which rights were delegated to the New York Fed. Additionally, the Company has agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions, or enter into any agreement, concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions.

      Consummation of the Merger is subject to the satisfaction of certain conditions including, among other things, (i) approval and adoption of the Merger Agreement by the Company's stockholders; (ii) registration and NYSE listing of the common stock to be issued by JPMorgan Chase in the Merger;
      (iii) absence of any order, injunction or decree preventing or making illegal the consummation of the Merger; and (iv) receipt of specified governmental and regulatory approvals.

      The Merger Agreement contains certain termination rights for both the Company and JPMorgan Chase. In the event the Company's stockholders do not approve and adopt the Merger Agreement at the first stockholders meeting called for that purpose, JPMorgan Chase will have the right to exercise an option to purchase the Company's headquarters building for an amount equal to $1.1 billion less assumed indebtedness and transfer costs. In addition, JPMorgan Chase will also have the right to exercise such option following the termination of the Merger Agreement under the following circumstances:
      (i) JPMorgan Chase terminates the Merger Agreement because (A) the Company's board of directors made any change of recommendation, (B) the Company breached its no-solicitation and related obligations under the Merger Agreement, or (C) the Company breached its obligations to hold a meeting of its stockholders to approve and adopt the Merger Agreement, or
      (ii) (A) JPMorgan Chase or the Company terminate the Merger Agreement because both (x) the approval and adoption of the Merger Agreement by the Company's stockholders has not been obtained and (y) 120 days have elapsed from the date of such stockholders meeting (provided that the parties may mutually agree to extend the 120-day period); (B) JPMorgan Chase terminates the Merger Agreement because there has been an uncured breach by the Company of any of the covenants or agreements or any of the representations or warranties in the Merger Agreement that would cause the failure of the closing conditions set forth in the Merger Agreement to be satisfied; or (C) JPMorgan Chase or the Company terminates the Merger Agreement because the merger has not been consummated on or before the first anniversary of the date of the Merger Agreement, and prior to any termination of the merger agreement described in this clause (ii) an alternative proposal has been publicly announced or otherwise communicated or made known to the

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Company and has not been irrevocably withdrawn. Upon the exercise of the option to purchase the Company's headquarters building, the Company will, upon the request of JPMorgan Chase, exercise its option to purchase the headquarters building and take all action required to acquire the building and simultaneously convey it to JPMorgan Chase.

      The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on March 20, 2008 and March 24, 2008 (Amendment No. 1).

      Beginning March 17, 2008, various stockholders of the Company filed several purported class action lawsuits against the Company, its board of directors and certain of the Company's present and former executive officers. Among other things, these actions allege that the individual defendants breached their fiduciary duties and obligations to the Company's stockholders by agreeing to the proposed merger. Five of these actions have been filed in the Supreme Court of the State of New York and consolidated under the caption In re Bear Stearns Litigation. Two actions have been filed in the Delaware Court of Chancery where plaintiffs have filed a motion to consolidate their cases in Delaware. JPMorgan Chase is named as a defendant in certain of these cases. In each of these actions, plaintiffs seek to enjoin the proposed merger and enjoin JPMorgan Chase from voting the 95 million shares acquired pursuant to the Share Exchange Agreement (as defined below), other injunctive relief and an unspecified amount of compensatory damages. On April 9, 2008, the Delaware Chancery Court granted JPMorgan Chase's and the Company's motion to stay the Delaware action in favor of the New York action, at least until the preliminary injunction motion is resolved. The Delaware court also granted plaintiffs' motion to consolidate their cases. Additionally, on April 10, 2008, an amended complaint was filed in a previously-filed shareholder derivative suit naming the Company's directors and certain former and present executive officers. This amended complaint seeks, among other things, a declaration that the Merger Agreement is unlawful, unenforceable, and seeks to enjoin the merger.

      Share Exchange Agreement

      On March 24, 2008, the Company and JPMorgan Chase, in connection with entering into the amendment to the Merger Agreement, entered into a share exchange agreement (the "Share Exchange Agreement"), under which JPMorgan Chase will purchase 95 million newly issued shares of the Company's common stock, or 39.5% of the outstanding shares of the Company's common stock after giving effect to the issuance, in exchange for the issuance of 20,665,350 shares of JPMorgan Chase common stock to the Company and the entry by JPMorgan Chase into the amendment to the merger agreement, an amended and restated guaranty agreement and the guaranty in favor of the New York Fed (each as described below). The share exchange was completed on April 8, 2008.

      The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement, which is filed as Exhibit 2.2 to the Company's Current Report on Form 8-K filed on March 24, 2008.

      Amended and Restated Guaranty Agreement

      On March 24, 2008, JPMorgan Chase, in connection with the amendment to the Merger Agreement, entered into an amended and restated guaranty agreement (the "Guaranty"), effective retroactively from March 16, 2008, which replaces the guaranty agreement entered into on March 16, 2008 in connection with the Merger Agreement. Pursuant to the Guaranty, JPMorgan Chase will guarantee certain liabilities of the Company and certain of its operating subsidiaries (the "Guaranteed Bear Entities") to the extent such liabilities arise prior to the end of the specified "Guaranty Period", including (i) liabilities and obligations under revolving credit facilities, letters of credit and letter of credit facilities, term loan facilities, lines of credit or uncommitted loan facilities, in each case whether secured or unsecured, of the Guaranteed Bear Entities, (ii) brokerage and trading contract obligations of the Guaranteed Bear Entities (including liabilities and obligations arising under prime brokerage agreements and accounts, securities lending agreements, custodial and carrying agreements, securities accounts and securities contracts, commodity contracts, forward contracts, futures contracts, tolling agreements, energy management agreements, repurchase or reverse repurchase agreements, swap agreements, foreign exchange and currency contracts, options or other derivatives, settlement or clearing agreements and arrangements, margin loan agreements, other contracts or transactions similar to any of the foregoing, any customary brokerage commission with respect to


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


                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      the foregoing, any contractual obligation to provide collateral or margin in respect of any of the foregoing or any obligation under a guaranty of any of the foregoing and (iii) obligations of the Guaranteed Bear Entities to deliver cash, securities or other property to customers pursuant to customary custody arrangements. The Guaranty Period will end (subject to provision of further notice by JPMorgan Chase posted on its website at least three days prior to the end of the Guaranty Period), no sooner than the earliest to occur of (i) the date that is 120 days following the failure of the Company's stockholders to approve and adopt the Merger Agreement at a meeting of the Company's stockholders convened for that purpose, (ii) the date that is 120 days following closing of the Merger and (iii) the date of termination of the Merger Agreement.

      The foregoing description of the Guaranty does not purport to be complete and is qualified in its entirety by reference to the Guaranty, which is filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on March 24, 2008.

      Guarantee and Collateral Agreement

      On March 24, 2008, JPMorgan Chase, in connection with the amendment to the Merger Agreement and the Guaranty, entered into a guarantee and collateral agreement (the "Guarantee and Collateral Agreement") with the Company and certain of its subsidiaries (collectively, the "Collateral Parties") pursuant to which the Collateral Parties agreed to guarantee the obligations of each of them to repay to JPMorgan Chase (1) any loans or other advances of credit by JPMorgan Chase and its affiliates to the Company and its affiliates and (2) any amounts paid by JPMorgan Chase to creditors of the Company and its affiliates under the Guaranty and the Fed Guarantee (as defined below). Each of the Collateral Parties secured their guarantee by granting a lien on substantially all of their respective assets, subject to certain carve-outs.

      The foregoing description of the Guarantee and Collateral Agreement does not purport to be complete and is qualified in its entirety by reference to the Guarantee and Collateral Agreement, which is filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on March 28, 2008.

      Fed Guaranty Agreement

      On March 24, 2008, JPMorgan Chase, in connection with the amendment to the Merger Agreement, entered into a guarantee in favor of the New York Fed (the "Fed Guarantee"), pursuant to which JPMorgan Chase guaranteed certain obligations of the Company and certain of its affiliates to the New York Fed. Such guarantee will apply with respect to transactions entered into prior to the termination of the Merger Agreement and may be terminated by JPMorgan Chase with respect to transactions thereafter.

      The foregoing description of the Fed Guaranty does not purport to be complete and is qualified in its entirety by reference to the Fed Guarantee, which is filed as Exhibit 99.2 to the Company's Current Report on Form 8-K filed on March 24, 2008.

      ACCOUNTING IMPLICATIONS

      Based on the activities discussed above, the following accounting impacts on the Condensed Consolidated Financial Statements have occurred or are expected to occur for periods ending after March 10, 2008:

      Municipal Securities

      The Company acts as placement agent and as liquidity provider under a municipal tender option bond program as described in Note 14, "Guarantees" in Notes to the Condensed Consolidated Financial Statements of the Company. Under the program, the Company has created a series of municipal securities trusts which purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. The trust certificates entitle the holder to tender such certificates at the option of the holder on a periodic basis. Subsequent to March 10, 2008, holders of all the Class A trust certificates had tendered such certificates to the Company, resulting in the Company owning 100% of the trusts and consolidation of the trusts. As a result, the Company recognized losses of approximately $200 million in the second quarter of 2008.

                         THE BEAR STEARNS COMPANIES INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


      Deferred Tax Asset

      As of February 29, 2008, the Company had approximately $1.5 billion in net deferred tax assets (approximately $1.3 billion was associated with its stock-based compensation plans). In accordance with SFAS No. 109, the gross deferred tax assets of $1.7 billion will be evaluated for future realization and be reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management will be required to make certain estimates and assumptions in order to assess the realizability of the deferred tax assets. Further full realization of the deferred tax asset for stock-based compensation requires the shares for RSUs and CAP units to be distributed at a price equaling or exceeding the fair value at the grant date. The provisions of SFAS No. 123 (R), however, do not allow a valuation allowance to be recorded based on the current fair value of the Company's shares. Accordingly, given the activities discussed above, the Company believes it is likely that a significant portion of this deferred tax asset will not be realized in the future.

      Goodwill and Intangibles

      As of February 29, 2008, the Company had goodwill and intangible assets. Based on the proposed merger agreement, the Company believes an impairment loss for the $88 million is probable, and would be recorded in the second quarter of 2008.

      Since the liquidity crisis and the announcement of the merger, the Company has experienced substantial deterioration of its earnings capacity. The closing of the merger is expected to occur by June 30, 2008. The Company believes that the termination of the JPMorgan Chase guaranties prior to consummation of the merger or the parties' failure to consummate the merger could seriously jeopardize the Company's financial viability. In addition, absent the Guaranty, the Company could face the increased risk of rapid loss of customers and counterparties. The lack of liquidity and the loss of customers and counterparties would materially adversely affect the Company's financial stability and its viability as a going concern. Accordingly, the Company could be forced to file for bankruptcy protection and need to liquidate. The accompanying Condensed Consolidated Financial Statements do not reflect any adjustments that might result if the Company were unable to continue as a going concern.


                                       43